Exhibit 10.1 +

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ROLLINS, INC.,

NORTHWEST EXTERMINATING CO., INC.

NW HOLDINGS, LLC

and

THE STOCKHOLDERS OF NORTHWEST EXTERMINATING CO., INC.

dated as of

July 24, 2017

LIST OF SCHEDULES

Exhibit “A”	Restructuring
Exhibit “B”	Goodwill Purchase Agreement
Exhibit “C”	Operating Guidelines
Exhibit “D”	Form of Non-Competition Agreement

Schedule 1	Holdback Requirements
Schedule 2	Earnout Consideration Requirements
Schedule 3	Estimated Calculation
Schedule 4	Excluded Assets
Schedule 5	Purchase Price Allocation
Schedule 6	Form of Employment Agreement
Schedule 7	Form of Commercial Lease for the Company’s facilities; Base Rent Analysis
Schedule 8	Trademark License Agreement
Schedule 9	Specified Indemnity Obligations

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of July 24, 2017, is entered into by and among ROLLINS, INC. a Delaware corporation (“Buyer”), NW HOLDINGS, LLC., a Georgia limited liability company (“Holdings”), NORTHWEST EXTERMINATING CO., INC., a Georgia corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, no later than immediately prior to the Closing (as defined herein), Holdings, the Stockholders, and the Company shall affect the restructuring described on Exhibit A to this Agreement (the “Restructuring”);

WHEREAS, as a result of the Restructuring (i) the Stockholders shall own 100% of the equity interests in Holdings; (ii) Holdings shall own 100% of the equity interests (“Interests”) in the Company, and (iii) the Company shall elect to be a limited liability company pursuant to Section 14-2-1109.1 of the Georgia Business Corporation Code and Section 14-11-212 of the Georgia Limited Liability Company Act;

WHEREAS, the Company is engaged in the residential and commercial pest prevention service businesses (collectively, the “Business”);

WHEREAS, Holdings desires to sell to Buyer all of the Interests in the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a result of the transactions contemplated hereby, Buyer will acquire all of the Interests, and Holdings will receive the consideration described in Article I of this Agreement (the “Transaction”);

WHEREAS, the Manager of Holdings and the Board of Directors of the Company have determined that the Restructuring and the Transaction are in the best interests of Holdings and the Company;

WHEREAS, the Stockholders have executed an irrevocable written consent approving the Restructuring and the Transaction and approving, adopting and authorizing in all respects this Agreement; and

WHEREAS, contemporaneously with the consummation of the Transaction, [****] will sell all of his personal goodwill related to the business and operations conducted by the Company (the “[****] Goodwill”) under a separate Personal Goodwill Purchase Agreement to be executed as of the Closing Date, between Buyer and [****] (the form of which is attached hereto as Exhibit B and is referred to as the “Goodwill Purchase Agreement”).

1

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
purchase and sale

1.1           Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Holdings shall sell, assign, transfer and deliver the Interests to Buyer, free and clear of all Encumbrances, and (b) Buyer shall purchase and accept the Interests from Holdings for the consideration specified in Section 1.2.

1.2           Purchase Price. The aggregate purchase price for the Interests shall be up to One Hundred and Thirty-nine Million Six Hundred and Fifty Thousand Dollars ($139,650,000.00), consisting of cash in the amount of One Hundred and Twenty Two Million One Hundred and Fifty Thousand Dollars ($122,150,000.00)(the “Cash Consideration”), plus a contingent earnout payment of up to Seventeen Million Eight Hundred Thousand Dollars ($17,800,000.00) (the “Earnout Consideration”; the Cash Consideration and the Earnout Consideration, subject to adjustment pursuant to Section 1.8, are together the “Purchase Price”).

1.3           Closing Consideration. The aggregate consideration to be paid by Buyer at the Closing (the “Closing Consideration”) shall consist of the Cash Consideration, minus [****] Dollars ($[****]) (the “Holdback”), and less [****] Dollars ($[****]; the “Closing Adjustment Holdback”). The Holdback will be withheld by the Buyer as security for Holdings, the Company, and the Stockholders’ obligations under this Agreement, and shall be disbursed in accordance with the terms and conditions as set forth on Schedule 1 hereto. The Closing Adjustment Holdback shall be subject to the Post-Closing Adjustment provisions set forth in Section 1.8(b) hereof.

1.4           Payment of Closing Consideration; Aggregate Closing Amount.

(a)           The aggregate amount to be paid by Buyer at Closing shall consist of the cash amount equal to (i) the Closing Consideration plus (ii) the Closing Company Cash, plus or minus (iii) the Closing Adjustment (as defined in Section 1.8(a), below), plus the Tax Reimbursement (as defined in Section 5.5(a)), and less (iv) the Transaction Expenses (the “Aggregate Closing Amount”). The Aggregate Closing Amount shall be paid to Holdings at Closing.

2

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(b)          Holdings shall retain [****] Dollars ($[****]) (the “Holdings Expense Amount”) from the Aggregate Closing Amount for the purposes of paying fees and satisfying expenses under this Agreement, including the costs and expenses incurred in defending against any claim for indemnification made by Buyer under this Agreement, including the hiring of experts and legal counsel (the “Stockholder Expenses”). Holdings will hold the Holdings Expense Amount in an account at a financial institution (the “Holdings Expense Account”), will not use or otherwise apply these funds for any purpose other than as set forth in this Agreement, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The remaining funds within the Holdings Expense Account shall be distributed by Holdings to the Stockholders in accordance with their respective Pro Rata Percentages, by wire transfer of immediately available funds as designated in their respective Letters of Transmittal.

1.5          Earnout Consideration. The Earnout Consideration shall be earned pursuant to the requirements, and paid to the Holdings at the times, as set forth on Schedule 2.

1.6          Aggregate Closing Amount Payment Procedures.

(a)           Holdings shall distribute the Aggregate Closing Amount, less the Holdings Expense Amount, to the Stockholders as provided in this Section.

(b)           Prior to receiving any portion of the Aggregate Closing Amount, each Stockholder shall deliver to Holdings a properly completed and duly executed letter of transmittal (a “Letter of Transmittal”) which includes payment instructions and a Form W-9/Form W-8BEN along with any such other documents as Holdings may reasonably require (collectively, “Payment Instructions”) and (ii) a release of the Company and Buyer (the “Release”) ((i) and (ii) together, the “Transmittal Package”). Upon a Stockholder’s delivery of a duly executed and completed Transmittal Package to Holdings, such Stockholder shall be entitled to his, her, or its Pro Rata Percentage of the Aggregate Closing Amount, less the Holdings Expense Amount.

(c)           Holdings, its designee, Buyer or the Company (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.7          Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Holdings, the Company and/or the Stockholders:

3

(i)          to Holdings, the Aggregate Closing Amount pursuant to Section 1.4, subject to any Closing Adjustment pursuant to Section 1.8(a), by wire transfer of immediately available funds; and

(ii)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.3 of this Agreement.

(b)          At the Closing, Holdings, the Company, and/or the Stockholders shall deliver to Buyer:

(i)          Evidence of transfer of the Interests, free and clear of all Encumbrances;

(ii)         the Releases; and

(iii)        the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Company and Stockholders at or prior to the Closing pursuant to Section 7.2 of this Agreement.

1.8          Purchase Price Adjustment.

(a)           Closing Adjustment; Closing Statement.

(i)          At least three (3) Business Days before the Closing, the Company, Stockholders and Buyer shall jointly determine an amount (the “Estimated Net Asset Value”) by adjusting the Company’s unaudited, consolidated balance sheet as of May 31, 2017 (the “Estimated Closing Balance Sheet”) to (A) accrue for certain liabilities as agreed to by the Parties since the Company does not accrue for expenses under the Company Accounting Policies, and (B) reflect other substantive adjustments that are agreed to by the Parties prior to the date hereof (the “Estimated Calculation”). The Estimated Calculation, which sets forth the Estimated Net Asset Value, is attached as Schedule 3. Holdings and the Stockholders represent and warrant the Estimated Closing Balance Sheet has been prepared based upon the Company Accounting Policies adjusted for the accruals noted in Schedule 3.

(ii)         The “Closing Adjustment” shall be an amount equal to the Actual Closing Net Asset Value minus the Estimated Net Asset Value. If the Closing Adjustment is a positive number (the “Excess Net Asset Value Amount”), the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number (the “Net Asset Value Shortfall Amount”), the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(iii)          “Net Asset Value” means: (a) the Assets of the Company, less (b) the Liabilities of the Company, determined as of the open of business on the Closing Date, determined in accordance with the Company Accounting Policies and the Estimated Calculation determined in accordance with the methodology outlined on Schedule 3. For the avoidance of doubt, all deferred revenue, including Cash on Program and related deferred payments, and related deferred expenses will be treated as current liabilities included in the Estimated Closing Balance Sheet and the Actual Net Asset Value calculation.

4

(b)          Post-Closing Adjustment.

(i)          Within ninety (90) days after the Closing Date, Buyer, with reasonable input and review by Holdings, shall prepare and deliver to Holdings an unaudited draft balance sheet of the Company as of the time of Closing (the “Closing Balance Sheet”), and a calculation of the Net Asset Value (the “Actual Net Asset Value”) prepared in accordance with the Company Accounting Policies and Estimated Calculations as set forth in Schedule 3, including the adjustments set forth thereon, (the “Actual Net Asset Value Statement”).

(ii)         The post-closing adjustment shall be an amount equal to the Closing Net Asset Value minus the Estimated Net Asset Value, with a dollar for dollar adjustment (whether positive or negative) equal to the difference between the Closing Net Asset Value and the Estimated Net Asset Value (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Holdings an amount equal to the Post-Closing Adjustment, plus the Closing Adjustment Holdback. If the Post-Closing Adjustment is a negative number, the Buyer shall retain the amount of the Post-Closing Adjustment from the Closing Adjustment Holdback, and, to the extent that the Closing Adjustment Holdback is insufficient to cover the entire Post-Closing Adjustment, from the Holdback to the extent of such insufficiency.

(iii)        From the Closing Date through the date of the determination of the final Purchase Price Adjustment provided for in this Section 1.8, Buyer shall give Holdings and its advisors reasonable access during normal business hours to the books and records, the accounting and other appropriate personnel and the accountants for the Company and Buyer in order to review the Post-Closing Adjustment, Closing Balance Sheet and Closing Net Asset Value Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(iv)        For purposes of this subsection (b), the Parties agree to allocate expenses for utilities, water, internet, phone and sewer charges incurred in the operation of the business of the Company based on the number of days occurring period to the Closing Date and beginning on and following the Closing Date during the billing period.

(c)           Examination and Review.

(i)          Examination. After receipt of the Closing Balance Sheet and Closing Net Asset Value Statement, Holdings shall have thirty (30) days (the “Review Period”) to review the Closing Balance Sheet and Closing Net Asset Value Statement. During the Review Period, Holdings shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Balance Sheet and Closing Net Asset Value Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Balance Sheet and Closing Net Asset Value Statement as Holdings may reasonably request for the purpose of reviewing the Closing Net Asset Value Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

5

(ii)         Objection. On or prior to the last day of the Review Period, Holdings may object to the Closing Balance Sheet and/or Closing Net Asset Value Statement by delivering to Buyer a written statement setting forth Holdings’ objections in reasonable detail, specifically identifying each disputed item or amount and the basis for Holdings’ disagreement therewith (the “Statement of Objections”). If Holdings fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Balance Sheet, Closing Net Asset Value Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Asset Value Statement shall be deemed to have been accepted by Holdings. If Holdings delivers the Statement of Objections before the expiration of the Review Period, Buyer and Holdings shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Balance Sheet, Post-Closing Adjustment, and Closing Net Asset Value Statement with such changes as may have been previously agreed in writing by Buyer and Holdings, shall be final and binding.

(iii)         Resolution of Disputes. If Holdings and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution by the mutual agreement of Buyer and Holdings to the office of an impartial nationally recognized firm of independent certified public accountants other than the Company’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Balance Sheet, Post-Closing Adjustment, and the Closing Net Asset Value Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Balance Sheet, Closing Net Asset Value Statement and the Statement of Objections.

(iv)        Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Holdings, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Holdings or Buyer, respectively, bears to the aggregate amount actually contested by Holdings and Buyer. For example, if Holdings challenges the calculation of the Post-Closing Adjustment by an amount of One Hundred Thousand Dollars ($100,000), but the Independent Accountant determines that Holdings has a valid claim for only Sixty Thousand Dollars ($60,000), Holdings shall bear forty percent (40%) of the fees and expenses of the Independent Accountant and Buyer shall bear the other sixty percent (60%) of such fees and expenses.

(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Balance Sheet, Closing Net Asset Value Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. The Independent Accountants shall utilize the Company Accounting Policies in making their determination.

6

(vi)        Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall be due (x) within five (5) Business Days of acceptance of the applicable Closing Balance Sheet and Closing Net Asset Value Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above. To the extent that the Post-Closing Adjustment is an amount payable by Holdings to the Buyer, the Buyer shall retain such amount from the Closing Adjustment Holdback, and, to the extent that the Closing Adjustment Holdback is insufficient to cover the entire Post-Closing Adjustment, from the Holdback to the extent of such insufficiency. To the extent that the Post-Closing Adjustment is an amount payable by Buyer to Holdings, then Holdings upon receipt shall promptly then distribute the Closing Adjustment Holdback, and the Post-Closing Adjustment received from Buyer, to the Stockholders in accordance with their respective Pro Rata Percentages, by wire transfer as designated in their respective Letters of Transmittal, of immediately available funds. For the avoidance of doubt, any funds remaining in the Closing Adjustment Holdback after processing the Post-Closing Adjustment (as provided for above) shall be paid to Holdings by Buyer and shall not be applied to the Holdback or reserved for other claims.

(d)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.9           Holdings’ Representative Capacity.

(a)            By execution of this Agreement, each Stockholder acknowledges and agrees that, to the extent applicable, Holdings is hereby appointed as the Stockholders’ true and lawful representative, proxy, agent and attorney-in-fact with full power and authority to act for, and on behalf of, the Stockholders in connection with all matters relating to the Transaction Documents and the Transaction, including, without limitation, (i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents, (ii) to give and receive notices and communications, (iii) to receive and accept service of legal process in connection with any Action arising under the Transaction Documents or in connection with the Transaction, (iv) to receive and deliver to the Stockholders, in accordance with their respective Pro Rata Percentages, the amount(s) comprising the Excess Net Asset Value Amount, the remainder of the Holdings Expense Account, and the Earnout Consideration, as applicable, (v) to object to or accept any claims in connection with the Excess Net Asset Value Amount, the Net Asset Value Shortfall Amount, and/or the Holdback, as applicable, (vi) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to the Excess Net Asset Value Amount, the Net Asset Value Shortfall Amount, and/or the Holdback, as applicable, (vii) to enforce payment of any amounts payable to the Stockholder Indemnified Parties on behalf of the Buyer Indemnifying Parties, (viii) to receive any and all notices and other communications to the Stockholders on behalf of the Stockholders as provided in Section 10.5 hereof, and (ix) to take all actions and execute such documents as are or may be necessary or appropriate in the opinion of Holdings for the accomplishment of the foregoing. Holdings shall not receive compensation for its services. The authority conferred under this Section 1.8 is an agency coupled with an interest and, to the extent permitted by applicable Law, all authority conferred hereby is irrevocable and not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of any of the Stockholders, or the occurrence of any other event.

7

(b)           Holdings shall not be liable to the Stockholders for any act done or omitted hereunder in the absence of gross negligence or willful misconduct. The Stockholders shall, severally and not jointly, indemnify Holdings and its officers, directors, and/or manager(s), and hold Holdings and its officers, directors, and/or manager(s) harmless from and against any and all Damages, Actions, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them as a result of any good faith error of judgment on the part of Holdings or its officers, directors, or manager(s) or for any other act done or omitted in good faith by such persons in connection with the administration of their duties hereunder, except where such losses arise from or are the result of such person’s gross negligence or willful misconduct.

(c)           Any decision, act, consent or instruction taken or given by Holdings pursuant to this Agreement shall constitute a decision, act, consent or instruction of all Stockholders and shall be final, binding and conclusive upon each such Stockholder. Buyer may rely upon any such decision, act, consent or instruction of Holdings as being the decision, act, consent or instruction of each and every Stockholder and shall have no duty to inquire as to the acts and omissions of Holdings. Buyer is hereby relieved from any liability to any Person for any acts done by them in accordance with, or otherwise with respect to any aspect of, such decision, act, consent or instruction of Holdings.

(d)           All expenses, if any, reasonably incurred by Holdings in connection with the performance of its duties hereunder will be borne and paid by the Stockholders according to their respective Pro Rata Percentage. Such expenses pursuant to this Agreement (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) (the “Holdings Expenses”) will be paid to Holdings from the Holdings Expense Account. For the avoidance of doubt, while this section allows Holdings to be reimbursed from the Holdings Expense Account, this does not relieve Stockholders from promptly paying their respective Pro Rata Percentage of all of Holdings Expenses as they are suffered or incurred in excess of the Holdings Expense Amount, nor does it prevent Holdings from seeking any remedies available to it at law or otherwise in respect of the Pro Rata Percentage of any unpaid amounts due from any Stockholder.

(e)            Notices given to Holdings in accordance with Section 10.5 shall constitute notice to the Stockholders for all purposes under this Agreement.

(f)            Any Stockholder (whether or not then providing services to the Buyer or any of its Affiliates, including the Company) shall be permitted to consult with Holdings on any Buyer Indemnity Claim or adjustment to the Purchase Price and, provided that such consultation shall not unreasonably interfere with the obligations of such Stockholder under any written employment or consulting agreement with the Buyer, such consultation shall not constitute a breach of any obligation owed by such Stockholder to the Buyer or any Affiliate. For the avoidance of doubt, asserting a position contrary to Buyer regarding a matter herein shall not be deemed to be an unreasonable interference with the obligations of a Stockholder under any written employment or consulting agreement.

8

Article II
Representations and Warranties of HOLDINGS and the Company

Holdings or the Company, as the case may be, represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with its purchase of the Interests, that the statements contained in this Article II are true and correct as of the date hereof, except as set forth in the Company Disclosure Schedule (the “Company Disclosure Schedule”), which disclosure shall provide an exception to, or otherwise qualify, the representations or warranties of the Company contained in the section of this Agreement corresponding by number to such disclosure and to any other representation or warranty in this Agreement to which the applicability of such disclosure is reasonably apparent on its face or if the items are expressly cross-referenced.

2.1           Organization; Standing and Power. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. Prior to the Restructuring, the Company was a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and after the Restructuring, the Company shall be a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Georgia. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its Business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect. Section 2.1 of the Company Disclosure Schedule provides the jurisdictions in which the Company is qualified to do business. The Company has previously furnished to Buyer a complete and correct copy of its certificate of incorporation and bylaws, which were in effect prior to the Restructuring, and a copy of its Articles of Organization and Operating Agreement which will be in effect after the Restructuring (or equivalent documents), each as amended to date (the “Company Charter Documents”). The Company is not in violation of any of the provisions of the applicable Company Charter Documents.

2.2           Capitalization. Section 2.2 of the Company Disclosure Schedule (a) sets forth all of the holders of Capital Stock of the Company prior to the Restructuring, who are the sole registered and beneficial holders of all of the issued and outstanding securities of any kind of any of the Company (voting or otherwise) and the class and number of securities held by each holder prior to the Restructuring, (b) specifically identifies any options that are outstanding or expected to be exercised or converted on or prior to the Closing Date, and (c) identifies each such holder’s relative percentage of such security prior to the Restructuring. After the Restructuring each holder of Capital Stock of the Company shall have an identical ownership interest in the Capital Stock of Holdings, and Holdings shall own 100% of the equity interests of the Company. All of the issued and outstanding shares of the Capital Stock of the Company (prior to the Restructuring) or Holdings (after the Restructuring) or other equity interests of the Company (after the Restructuring) are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no other equity securities of any kind, no options, rights, warrants, preemptive rights, calls, subscriptions, commitments, stockholder agreements or other instruments, understandings or contracts (whether oral or written) outstanding giving any person or entity the right to acquire from the Company or Holdings (whether by exercise, conversion or otherwise) any securities of any kind of the Company or Holdings (voting or otherwise) nor are there any commitments to issue or execute any of the foregoing. None of the outstanding Interests has been issued in violation of any preemptive rights of any security holder of the Company or Holdings or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance.

9

2.3           Authority.

(a)           Each of Holdings and the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transaction and the transactions contemplated by the Transaction Documents. The execution, delivery and performance by Holdings and/or the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction and the transactions contemplated by the Transaction Documents have been duly authorized by all necessary entity action on the part of Holdings and the Company. This Agreement and the other Transaction Documents have been duly executed and delivered by Holdings and the Company and (assuming due authorization, execution and delivery by each other party thereto) constitute the legal, valid and binding obligations of Holdings and the Company, enforceable against each in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors or similar Laws affecting creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at Law or in equity).

(b)           The affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of voting interests of Holdings in favor of the adoption of this Agreement, and the affirmative vote (in person, by proxy or by written consent) of holders of the Capital Stock of the Company (the “Stockholder Approval”) are the only votes or approval necessary for Holdings or the Company to adopt this Agreement and approve the Transaction. All of the Stockholders have executed an irrevocable written consent approving the Transaction and approving, adopting and authorizing in all respects this Agreement.

2.4           Ownership and Title to Interests. After the Restructuring, Holdings owns 100% of the equity interests in the Company. Upon the consummation of the Closing pursuant to this Agreement, Buyer will own 100% of the Interests in the Company, free and clear of any Encumbrances.

2.5           Subsidiaries. The Company does not have any Subsidiaries and except as set forth in Section 2.5 of the Company Disclosure Schedule, does not own any equity or debt interest in any other Person.

10

2.6           Absence of Restrictions and Conflicts.

(a)           Except as set forth in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by Holdings, the Company and the Stockholders of this Agreement and the Transaction Documents do not, and the performance of their obligations hereunder and pursuant to the Transaction Documents will not, (i) conflict with or violate the Company Charter Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 2.6 have been obtained and all filings and obligations described in subsection (b) of this Section 2.6 have been made, conflict with or violate any Law applicable to the Company, or by which any property or asset of the Company is bound, or (iii) require any consent or notice or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a lien or other Encumbrance on any property or asset of the Company, in all cases, pursuant to, any of the terms, conditions or provisions of any Material Contract, except, with respect to clauses (ii) and (iii) such triggering of payments, liens, Encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not reasonably be expected to result in a Material Adverse Effect.

(b)          The execution and delivery by Holdings, the Company and the Stockholders of this Agreement and the Transaction Documents and the consummation of the Transaction does not, and the performance of its obligations hereunder will not, require any consent, approval, order, authorization or Permit of, or filing with or notification to, any Governmental Authority or any third party Client, except (i) (A) for the notification requirements of the HSR Act and the ICA (B) the notices and consents referred to on Section 2.6(a) of the Company Disclosure Schedule, and (ii) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications would not (A) prevent or materially delay consummation of the Transaction or (B) reasonably be expected to result in a Material Adverse Effect.

2.7           Compliance with Laws. The Company has not received written notice that it is under investigation with respect to, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a violation of any applicable Law that in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company has filed all reports and has all Licenses required to be filed with any Governmental Authority necessary to carry on the Business of the Company as presently conducted, except where the failure to make such filings or obtain such Licenses would not reasonably be expected to have a Material Adverse Effect.

2.8           Financial Statements; Receivables.

(a)           In General. Section 2.8(a) of the Company Disclosure Schedule contains the Company’s unaudited balance sheet and statement of income as of and for the fiscal year ended December 31, 2016 (the “Year End Financial Statements”), and the Company’s unaudited balance sheet and statement of income as of and for the five-month period ended May 31, 2017 (the “Interim Financial Statements,” together with the Year End Financial Statements, the “Company Financial Statements”). Other than as described in Section 2.8(a) of the Company Disclosure Schedule, the Company Financial Statements have been prepared from the books and records of the Company and present fairly, in all material respects, the financial condition of the Company as of the respective dates thereof and the results of income of the Company for the periods covered thereby, and have been prepared in accordance with the Company Accounting Policies. The Company attests that the Company Accounting Policies have been consistently applied and the software used to produce the financial statements has adequate controls to ensure reliability.

11

(b)           No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any kind, except for (i) liabilities disclosed in the Company Financial Statements, (ii) liabilities incurred by the Company subsequent to the date of the Interim Financial Statements in the ordinary course of business, (iii) performance obligations under the executory portion of any Contract by which the Company is bound, (iv) liabilities under this Agreement or the Transaction, (v) liabilities as reflected in the definitions of Indebtedness and Transaction Expenses, or (vi) liabilities included in the calculation of Estimated Closing Net Asset Value and/or contemplated by the adjustments thereto as described or reflected on Schedule 3.

(c)           Accounts Receivable. Section 2.8(c) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable as of May 31, 2017. All accounts receivable reflected in the Company Financial Statements or recorded on the books of the Company resulted from the ordinary course of business and have been properly recorded. To the Knowledge of the Company, all accounts receivables are good and collectible in full without any discount (other than as set forth on the face of the invoice), setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the amounts thereof reflected in the Company Financial Statements, subject to a reserve amount as shown in the Estimated Closing Balance Sheet or as reflected on Schedule 3. The Company’s Cash on Program is properly reflected under the category “prepayments” in the Company’s aging schedules, and the amounts set forth thereon are correct and complete, and properly evidence future service obligations.

(d)           No Letters of Credit, Bonds or Guarantees. Except as reflected in the Company Financial Statements or as set forth in Section 2.8(d) of the Company Disclosure Schedule, the Company (i) has no bonds or letters of credit outstanding as to which the Company has any actual or contingent reimbursement obligations; (ii) is not a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification, reimbursement or any similar commitment, in each case with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); and (iii) is not a party to any swap, hedge, derivative, or similar instrument. For the avoidance of doubt, customer, vendor and business Contracts entered into in the ordinary course of operating the business and confidentiality and nondisclosure agreements of the Company are outside the scope of clause (ii) of the immediately preceding sentence.

2.9           Absence of Certain Changes or Events. Since May 26, 2017, except for the Restructuring or as otherwise disclosed in this Agreement (or its exhibits or schedules) the Company has conducted the Business in the ordinary course of business and there has not been any effect, event, development or change that has resulted in a Material Adverse Effect, or if such effect, event, development or change had occurred between the date hereof and the Closing, would violate Section 5.2.

12

2.10         Litigation. Except as set forth on Section 2.10 of the Company Disclosure Schedule, there is no private or governmental Action pending before any Governmental Authority or, to the Knowledge of the Company, threatened against the Company or any of its properties, officers, directors or stockholders (in their capacities as such). There is no unsatisfied or undismissed judgment, decree or order against the Company. Except as set forth on Section 2.10 of the Company Disclosure Schedule, the Company is not a party (nor, to the Knowledge of the Company, threatened to become a party) to any Action. The Company has no plans to initiate any Action against any third party.

2.11         Governmental Authorization. Except as set forth on Section 2.11 of the Company Disclosure Schedule, the Company and/or its employees holds all Permits (a) pursuant to which the Company currently operates or holds any interest in any of its properties related to the Business or (b) that is required for the operation of the Business or the holding of any such interest, and all of such Permits are or will be, immediately prior to the Closing, in full force and effect, except where the failure to obtain or have any such Permits could not reasonably be expected to have a Material Adverse Effect.

2.12         Real Property.

(a)           Except for real property identified on Schedule 4 hereto, the Company does not own any parcel of real property.

(b)           Section 2.12(b) of the Company Disclosure Schedule sets forth a correct and complete list of the real property leased by the Company, excluding public or self-storage units (the “Leased Real Property”), including the address of the Leased Real Property and a list of all leases (the “Leases”) for each such Leased Real Property.

(c)           The Company has a valid leasehold interest in the Leased Real Property, and the Leases are in full force and effect in all material respects. Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, the Transaction does not require landlord consent and will not result in a breach of, or default under, any of the Leases.

(d)           No written (or, to the Knowledge of the Company, oral) notice of default has been received or delivered by the Company under any Lease which default has not been cured, waived or rescinded as of the date hereof.

(e)           The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(f)            The improvements and fixtures in the Leased Real Property are in normal operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted, except as would not reasonably be expected to result in a Material Adverse Effect. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of its Business.

13

2.13          Title to Assets; Related Matters.

(a)          The Company owns or has a valid leasehold interest in, all of its tangible personal property and tangible assets, free and clear of all Encumbrances, except Permitted Encumbrances. All equipment and other items of tangible personal property and tangible assets of the Company (a) are in normal operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (b) are usable in the ordinary course of business, except in each of cases (a) and (b) as would not reasonably be expected to result in a Material Adverse Effect.

(b)          The assets of the Company (other than intellectual property assets) include all of the material assets that are adequate and sufficient to operate the business of the Company in the same manner immediately after the Closing as was operated by the Company on the date of this Agreement.

(c)          Section 2.13(c) of the Company Disclosure Schedule lists all leases of personal property with a value of Twenty Five Thousand Dollars ($25,000) or more. To the Company’s Knowledge, its tangible assets are free from material defects (patent and latent), and are suitable for the purposes for which they are currently being used by the Company.

(d)          There are no conditions affecting any such property or assets, or, to the Knowledge of the Company, developments which, individually or in the aggregate, would reasonably be expected to materially detract from the value of such property or assets, or materially interfere with the use of any such property or assets.

(e)           Notwithstanding anything in this Agreement to the contrary, certain assets of the Company listed on Schedule 4 hereto shall be distributed by the Company to Holdings or one or more of the Stockholders at or prior to Closing (the “Excluded Assets”).

2.14         Intellectual Property. Section 2.14(a) of the Company Disclosure Schedule identifies: (i) each registered patent that has been issued to the Company with respect to any of the Intellectual Property; (ii) each pending patent application or application for registration which the Company has made with respect to any of the Intellectual Property; (iii) each registered trademark and registered service mark owned by the Company; (iv) each trademark and service mark owned by the Company which is the subject of a pending application; (v) each registered domain name owned by the Company; (vi) each registered social media account owned and/or administered by the Company; and (vii) each license or agreement that the Company has granted to any third party with respect to any of the foregoing items of Intellectual Property described in clause (i) through (vi), excluding however, license agreements entered into in the normal course of the Company’s business, including licenses granted to its subcontractors. With respect to each item of Intellectual Property required to be identified in Section 2.14(a) of the Company Disclosure Schedule: (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or agreement prohibiting or limiting the Company’s’ use thereof; (ii) no action, suit or proceeding is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) to the Knowledge of the Company, the item does not, nor has been alleged to, violate, breach or infringe the patent, trademark, copyright or other intellectual property rights of any other Person. Section 2.14(b) of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to a written license or agreement (other than generally commercially available software, including off-the-shelf software subject to a shrinkwrap or clickwrap license). With respect to each such item of Intellectual Property required to be identified in Section 2.14(b) of the Company Disclosure Schedule: (i) the license or agreement covering the item is legal, valid, binding and enforceable against the Company, and in full force and effect except where the failure to be would not have a Material Adverse Effect; (ii) the Company is not in breach or default of the license or agreement; and (iii) the Company has not granted any sublicense or similar right with respect to the license or agreement. The Company is in compliance in all material respects with the licensing obligations for the commercially available, off-the-shelf, and shrinkwrap or clickwrap software installed on the Company’s computer systems.

14

2.15         Taxes. Except as set forth in Section 2.15 of the Company Disclosure Schedule:

(a)           Holdings has properly elected (or will prior to the Closing property elect) to be taxed as a Subchapter “S” Corporation by the timely filing of correctly completed Form 2553 with the Internal Revenue Service and, as applicable, any applicable state income tax authority (the “S Election”).

(b)          Holdings and/or the Company has properly elected (or will prior to the Closing properly elect) to cause the Company to be treated as a ‘Qualified Subchapter S Subsidiary’ by the timely filing of a correctly completed Form 8869 with the Internal Revenue Service, and, as applicable, any applicable state income tax authority (the “QSub Election”).

(c)           After the filing of the QSub Election, Holdings has taken (or will take) all actions necessary to authorize, and the Company has properly elected to (or will property elect to), convert from a corporation to a limited liability company pursuant to Section 14-2-1109.1 of the Georgia Business Corporation Code and Section 14-11-212 of the Georgia Limited Liability Company Act, and has been (or will be) issued a Certificate of Conversion by the Georgia Secretary of State (“Certificate of Conversion”).

(d)           After the issuance of the Certificate of Conversion, the Company shall be treated as an entity for income tax purposes that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. Section 301.7701-3.

(e)           The Company has, since the Company’s 2013 fiscal year, timely filed (taking into account all applicable extensions) all Tax Returns required to have been filed under applicable Laws during that time period, and the Company has paid all Taxes required to be paid in respect of such taxable periods by the Company. The Tax Returns filed with respect to the Company are true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

15

(f)          The Company has not (i) consummated or participated in, nor is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the Internal Revenue Service (“IRS”) or (ii) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(g)          The Company has not received notice that the IRS or any other Governmental Authority has asserted against the Company any deficiency or claim for Taxes, and no issue has been raised by any Governmental Authority in any audit that could reasonably be expected to result in a proposed deficiency of the Company for any Pre-Closing Straddle Tax Period not so examined, other than any such assessment or issue that has been fully resolved. No claim has ever been made by a Governmental Authority with which the Company does not file Tax Returns that the Company is or may be subject to taxation by that Governmental Authority, nor, to the Knowledge of the Company, is there any reasonable factual basis or legal basis for any such claim.

(h)           All Tax deficiencies asserted or assessed by a Governmental Authority against the Company have been paid or finally settled with no remaining amounts owed.

(i)            There is no pending or, to the Knowledge of the Company, threatened action, audit, claim, assessment, reassessment, proceeding, or investigation with respect to the Company involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by the Company with respect to Taxes previously paid.

(j)            All amounts that are required to be collected or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld, and all such amounts that are required to be remitted to any Governmental Authority have been duly remitted on a timely basis to the appropriate Governmental Authority.

(k)           The Company (i) has not been a member of an affiliated group of corporations (as defined in Section 1504 of the Code) (other than a group the common parent of which is the Company) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)            There are no outstanding waivers of any statute of limitations with respect to the assessment, reassessment or collection of any Tax from the Company, the filing of any Tax Returns by the Company or the payment or remittance of any Tax or amount on account of Tax by the Company.

(m)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) due and payable upon the assets of the Company.

(n)           No assets or property of the Company constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code. No indebtedness of the Company consists of (i) “corporate acquisition indebtedness” within the meaning of Section 279 of the Code, or (ii) an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code. The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

16

(o)          The Company has not made or become obligated to make, nor will as a result of any event connected with the Transaction and/or any termination of employment related to the Transaction, make or become obligated to make, any ‘excess parachute payment’ as defined in Section 280G of the Code (without regard to Section (b)(4) thereof).

(p)          There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by the Company.

(q)          Accruals or reserves for current taxes and deferred tax liabilities as stated in the Year End Financial Statements and the Interim Financial Statements are all in accordance with the Company Accounting Policies. With respect to the Estimated Closing Balance Sheet, the Company Accounting Policies were adjusted to account for accruals and reserves as shown in Schedule 3.

(r)          The Company is not a party to or bound by any tax-sharing agreement, or similar arrangement (whether express or implied) under which it could have any continuing liabilities after the Closing Date.

(s)          The Company has not applied for a ruling relating to Taxes from any Governmental Authority or entered into any closing agreement with any Governmental Authority relating to Taxes.

(t)           The Company has made available to Buyer correct and complete copies of federal, state and local income Tax Returns that have actually been filed on or before the Closing Date on behalf of the Company for all taxable years ending on or after December 31, 2012.

(u)          Other than the Reorganization, neither Holdings nor the Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. Neither Holdings nor the Company has been described as a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction.

(v)          There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(w)          Neither Holdings nor any Stockholders or any other Person related to Holdings or any of the Stockholders (within the meaning of Section 197(f)(9)(C)) has operated any business prior to 1994 that is the same as or similar to the business of the Company.

17

(x)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         installment sale or open transaction disposition made on or prior to the Closing Date; or

(iii)        prepaid amount received on or prior to the Closing Date.

2.16         Employee Benefit Plans.

(a)           List of Plans. Section 2.16(a) of the Company Disclosure Schedule contains a correct and complete list of each Benefit Plan (whether or not ERISA applies) and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, pension, retirement, supplemental retirement, supplemental pension, profit sharing, hospitalization, health, dental, disability, insurance, sick pay, tuition assistance, club membership, employee loan, vacation pay, paid time off, severance, deferred compensation, incentive, fringe benefit, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, practice, agreement or arrangement (i) which provides benefits or compensation to employees, leased employees, independent contractors, officers or directors; (ii) which is currently maintained, administered, contributed to or required to be contributed to by the Company, or (ii) to which the Company is or has been a party or has had, or could have any Liability, including the qualified retirement plans merged into, or consolidated under, the current 401(k) plan that is a Company Plan (collectively, the “Company Plans”).

(b)           Plan Documentation. With respect to each Company Plan, and to the extent applicable, the Company has made available to Buyer true, accurate and complete copies of: (i) the current plan documents and all amendments thereto; (ii) for the qualified retirement plans merged into, or consolidated under, the current 401(k) plan that is a Company Plan, all of the plan documents and amendments thereto in effect immediately before the January 1, 2016, merger or consolidation effective date, and copies of all discrimination tests performed in regard to such prior plans for the 2015 plan year (or the most recent plan year for which such tests were performed); (iii) a written description of any Company Plan that is not in writing; (iv) trust agreements, insurance and group annuity contracts, and other funding vehicles; (v) any award certificates or agreements issued under the Company Plan; (vi) the current summary plan descriptions and summary of material modifications; (vii) the most recent determination or opinion letter from the IRS; (viii) the charter or by-laws for any fiduciary committee of the Company Plan; (ix) the investment policy statement; (x) the most recent annual notices provided to employees (including without limitation the participant fee disclosure issued to comply with the regulations under ERISA Section 404, automatic enrollment notices, qualified default investment fund notices, and Women’s Health and Cancer Rights notice); (xi) the HIPAA privacy and security policies and procedures; (xii) the most recent annual filings made with the IRS (other than Form 5500); and (xiii) any other Company Plan related document reasonably requested in writing by Buyer.

18

(c)           Reliance on Plan Documents. Except as provided pursuant to Sections 2.16(a) and (b), there are no other Company Plans or amendments to any Company Plans that have been adopted, approved or implemented and that affect any current or former employee, leased employee, independent contractor, officer or director (or their beneficiaries) of the Company. No written or oral statement has been made with regard to any Company Plan that was not in accordance with the terms of such Company Plan and that could have an adverse economic consequence to the Company or Buyer and its Affiliates.

(d)          Material Compliance. Except as otherwise set forth in Section 2.16(d) of the Company Disclosure Schedule, each of the Company Plans (including each predecessor plan thereto) is, and has been, maintained, administered, and operated in all material respects in accordance with its terms in compliance in all material respects with applicable Laws including, but not limited to, the Code and ERISA. The IRS has issued, or is deemed to have issued, a favorable determination letter with respect to each Company Plan (including each predecessor plan thereto) that is intended to be a “qualified plan” within the meaning of Code Section 401(a); and, to the Company’s Knowledge, no fact or event has occurred before or since the date of such letter or letters that could adversely affect the qualified status of such Company Plan or any predecessor plan thereto. In particular and without limiting the foregoing, except as set forth in Section 2.16(d) of the Company Disclosure Schedule:

(i)          All of the qualified retirement plans merged into, or consolidated under, the current 401(k) plan that is a Company Plan (i) at all times satisfied the minimum coverage requirements under Code Section 410(b); and (ii) for each plan year satisfied the actual deferral percentage test under Code Section 401(k), the average contribution percentage test under Code Section 401(m), and the nondiscriminatory contributions requirements under Code Section 401(a)(14).

(ii)         The Company has not and, to the Company’s Knowledge, no other Person has engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Company, a Company Plan fiduciary or any other Person to any material Taxes or material penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law;

(iii)        All Company Plans that are group health plans have been operated in material compliance with COBRA and HIPAA;

(iv)        Each Company Plan that is a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) is, and has been, exempt from, and/or in compliance with, Code Section 409A; and no participant in such Company Plan has become subject to (whether or not reported) the Tax imposed by Code Section 409A(a)(1)(B);

19

(v)         For all periods on and after January 1, 2015, the Company has offered to all of its “full-time employees” “minimum essential coverage” that provides “minimum value” and is “affordable” (all within the meanings given such terms in Section 4980H of the Code). The Company has complied in all material respects with all other requirements of the Patient Protection and Affordable Care Act; and

(vi)        All notices and documents required by the Law to be provided to participants and beneficiaries in each Company Plan have been provided in a manner and at a time that materially complies with such legal requirements.

(e)           Certain Types of Plans. (i) None of the Company Plans is a Multiemployer Plan, a multiemployer welfare plan, a multiple employer plan within the meaning of Code Section 413(c), or a Canadian Multiemployer Plan; and (ii) the Company has not sponsored, maintained or contributed to, or otherwise could have any Liability with respect to, any Benefit Plan subject to Title IV of ERISA or any Company Plan that is a Canadian Defined Benefit Plan.

(f)            Post-Employment Welfare Plans. Except as set forth in Section 2.16(f) of the Company Disclosure Schedule, no Company Plan provides health care or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by COBRA or by applicable state insurance Laws; and any such COBRA continuation coverage is provided only to the extent that the former employee pays the entire “applicable premium” as defined in COBRA.

(g)           Funding.

(i)          All contributions, premiums or other payments by the Company due or required to be made under any Company Plan prior to the date hereof or the Closing Date have been made as of the date hereof and as of the Closing Date, as applicable, in accordance with the terms of each Company Plan and applicable Law; and

(ii)         The Company does not make entries in its financial records for Liabilities under Company Plans that have accrued but are not due; and

(iii)        There are no pending (or, to the Knowledge of the Company, threatened) audits, investigations, examinations, actions, liens, suits, or proceedings relating to any Company Plan other than routine claims by individuals entitled to benefits thereunder, nor is any Company Plan the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by any Governmental Authority or any other Person.

(h)           Acceleration of Vesting or Payments. Except as set forth in Section 2.16(h) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any individual to any bonus, severance, retirement or other benefit; (ii) accelerate the time of payment or vesting; (iii) require any funding (through a grantor trust or otherwise) of compensation or benefits; (iv) increase the amount payable or give rise to any other obligation pursuant to any Company Plan; or (v) result in the payment of an “excess parachute payment” (as such term is defined in Code section 280G(b)(1)) to any individual who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

20

(i)            Section 2.16(i) of the Company Disclosure Schedule lists all employees who have entered into any written incentive compensation agreements with the Company, and accurately and completely lists the incentive payment compensation amounts owned to each such employee.

2.17         Employee Matters.

(a)           Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all employees who are employed by the Company as of the date of this Agreement.

(b)           Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, there are no Actions pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor and employment, wage and hour, workplace health and safety or human rights or discrimination matters involving any employee or independent contractor of the Company that could materially affect the Business or Buyer’s operation of the Business substantially in the manner being conducted. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees or contractors and no collective bargaining agreement is being negotiated by the Company. To the Knowledge of the Company, there are no current attempts to organize or establish any labor union or employee association with respect to any employees or contractors of the Company.

(c)           The Company is in compliance with all material terms and conditions of employment contracts and independent contractor contracts, its employment policies and procedures (a copy of which have been provided to Buyer), and all Laws respecting employment and employment practices, including terms and conditions of employment, layoffs, immigration, wages, hours of work, overtime, pay equity, long service leave, workers compensation, labor relations, workplace safety and insurance, occupational health and safety and human rights.

(d)           The Company has paid, or has accurately reflected in its books and records, all compensation, remuneration, salaries, wages and other material compensation, including termination and severance pay (if applicable) due up to the Closing in respect of all current and former employees of the Company and made certain adjustments for accrued payroll expenses as described or reflected in the Company Accounting Policies as set forth in Schedule 3. Other than as set forth in Section 2.17(d) of the Company Disclosure Schedule and as reflected in Schedule 3, there are no bonuses or incentives that are payable to employees of the Company in respect of projects or work undertaken for the period ending on Closing.

(e)          Section 2.17(e) of the Company Disclosure Schedule sets forth (i) any agreement providing for payments to any director, officer, employee or independent contractor in connection with a change of control of the Company, and (ii) any agreement as to length of termination notice greater than thirty (30) days or severance payment required to terminate employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance. There are no promises of, or other legally binding commitments to provide, increases of compensation to the employees of the Company over or beyond those set out in such contracts of employment or Company Plans.

21

(f)           Other than as set forth in Section 2.17(f) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the current employees or independent contractors of the Company receiving annual compensation over Fifty Thousand Dollars ($50,000) have given the Company written notice terminating his or her employment or engagement with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the Transaction. Other than as set forth in Section 2.17(f) of the Company Disclosure Schedule, since May 26, 2017, the Company has not terminated any employees or independent contractors outside of the ordinary course of business. Other than as may be determined in connection with the Transaction, the Company has no present intention to terminate the employment of any current employee or independent contractor of the Company, other than in the ordinary course of business, or any group of employees or independent contractors. To the Knowledge of the Company, no current employee, consultant or independent contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (i) the performance by such Person of any of his or her duties or responsibilities for the Company or (ii) the Business.

(g)           The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authority of the states or other jurisdictions where it is required to maintain such accounts.

(h)           The Company is now and at Closing will be in compliance in all material respects with its employment policies and procedures (a copy of which have been provided to Buyer), all applicable Laws and Contracts relating to employment and employment practices, including immigration, wages, hours, meal and rest periods, medical leave practices, occupational health and safety, and terms and conditions of employment (including employee compensation matters and the correct classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and any other applicable Laws). The Company has not incurred, and no circumstances exist as of the date of this Agreement to the Company’s Knowledge, under which the Company would reasonably be expected to incur, any material liability arising from the misclassification of any employee as a consultant or independent contractor, or as an exempt employee under federal or state law.

(i)            The Company’s employment policies and procedures include, without limitation, a random drug testing requirement for all employees on a periodic basis, and an obligation for employees to execute a restrictive covenants agreement (a copy of which has been provided to Buyer), which, to the Knowledge of the Company, is enforceable under Georgia law.

2.18         Material Contracts.

(a)           Section 2.18 of the Company Disclosure Schedule sets forth a correct and complete list, all as of the date hereof, of the following Contracts to which the Company is a party (all such Contracts, the “Material Contracts”):

22

(i)          any voting trust or similar agreements relating to the equity ownership interests in Holdco or the Company to which any of the Stockholders or the Company is a party;

(ii)          all Contracts to which the Company is a party evidencing or governing Indebtedness;

(iii)        any Contracts relating to the making of any loan or advance by the Company, other than payroll advances of $10,000.00 or less to any employee of the Company;

(iv)        all Contracts to which the Company is a party relating to the Leased Real Property;

(v)         all operating leases or licenses involving the use of any material personal property or material asset (excluding any real property) of the Company for which the annual rent exceeds Twenty Five Thousand Dollars ($25,000);

(vi)          all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of Twenty Five Thousand Dollars ($25,000) per Contract;

(vii)       all current Contracts with Clients and Vendors;

(viii)      any Contracts with sales or other agents, brokers, franchisees, distributors or dealers other than in the Ordinary Course;

(ix)        any Contract that imposes any ongoing non-compete, exclusivity or similar restriction on the Company with respect to any line of business or geographic area in which the Company is currently engaged (excluding, for avoidance of doubt, any employee non-solicit and/or no-hire covenants entered into by the Company in connection with their evaluation of potential business acquisitions or joint ventures);

(x)         any license, sublicense or royalty agreement relating to items of Intellectual Property required to be identified in Section 2.14(a) and Section 2.14(b) of the Company Disclosure Schedule;

(xi)        any Contract that requires the Company to make payments in an amount greater than Twenty Five Thousand Dollars ($25,000) per annum that is not terminable without penalty upon less than six (6) months prior written notice by the Company;

(xii)        any Contract that contains a “most favored nations” provision;

(xiii)       any Contracts or engagements awarded to the Company based on size, socio-economic or other preferred status;

23

(xiv)      any employment Contract involving aggregate compensation, inclusive of base salary, bonus and commission in excess of One Hundred Thousand Dollars ($100,000) per annum; and

(xv)       any partnership, limited liability company (other than wholly owned entities), joint venture or other similar Contracts to which the Company is a party (other than the Company Charter Documents).

(b)           Complete copies of each Material Contract, including all amendments, modifications, and supplements thereof, have been made available to Buyer. As of the date hereof, each Material Contract is valid, binding and enforceable in all material respects in accordance with its respective terms with respect to the Company. Except as set forth in Section 2.18 of the Company Disclosure Schedule, the Company has not been informed by the counterparty in writing (or, to the Knowledge of the Company, orally) of any claim of material breach by the Company under any Material Contract, and otherwise has no Knowledge of any such material breach by the Company under any Material Contract (and, to the Knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute a material breach by the Company), nor any breach or default which would give the other party the right to terminate or modify such Material Contract or would accelerate any material obligation or material payment by the Company nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder. On or prior to the Effective Time, the Company shall have delivered all necessary notices to, and used its reasonable commercial efforts to have obtained all necessary consents from, all parties to any Material Contracts listed on Section 2.6(a) of the Company Disclosure Schedule as are required thereunder in connection with the Transaction. None of the Material Contracts is currently being renegotiated outside the ordinary course of business. To the Knowledge of the Company, solely with respect to Material Contracts with Clients, no party to any of such Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract, in each case due to performance. No counterparty to a Material Contract has repudiated or, to the Knowledge of the Company, threatened to repudiate any provision of any Material Contract.

2.19        Transactions with Affiliates. Other than as set forth in Section 2.19 of the Company Disclosure Schedule, there are no loans, leases, royalty agreements or other continuing transactions between the Company and any of its present directors or officers or, to the Company’s Knowledge, former directors or officers or current or former employees (other than ordinary course proprietary information, invention assignment, non-competition or non-solicitation agreements that restrict the ability of such employee to compete with or solicit from the Company), consultants, representatives or stockholders or any member of any director, officer, employee, consultant, representative or stockholder’s family. Other than as set forth in Section 2.19 of the Company Disclosure Schedule, to the Company’s Knowledge, none of its present directors, officers, employees, consultants or stockholders has any material interest in any entity that does business with the Company (other than any interest in less than 5% of the stock of any publicly-traded corporation), has any material interest in any entity which competes with the Business, has any material interest in any property, asset or right used by the Company in the conduct of the Business or has any contractual relationship (whether written or oral) with the Company other than such relationships that result solely from being a Company director, officer, employee, consultant and/or stockholder, as the case may be.

24

2.20         Environmental Matters.

(a)           The Company is, and at all times in the previous five (5) years has been, in compliance in all material respects with all Environmental Laws governing its Business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

(b)          There are no (and there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively, “Notices”), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively, “Proceedings”) pending or threatened against or involving the Company, or its business, operations, properties or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any material obligation, burden or continuing material liability on the Company in the event that the Transaction is consummated, or which could have a Material Adverse Effect on the Company, including, without limitation: (i) Notices or Proceedings related to the Company being a potentially responsible party for a federal or state or provincial environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or Proceedings relating to the Company being responsible to undertake any response or remedial actions or clean-up actions of any kind; or (iii) Notices or Proceedings related to the Company being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

(c)          The Company has not Handled or Discharged, nor allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or leased by the Company (other than in the ordinary course of business in compliance in all material respects with applicable Environmental Laws); or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, or any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or leased by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

25

(d)           Section 2.20 of the Company Disclosure Schedule identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned or leased by the Company which have involved the Handling or Discharge of Hazardous Substances.

2.21         Pest Treatment; Termite Matters.

(a)          The Company is in material compliance with all Laws and manufacturer treatments and protocols applicable to it, its Business and operations (as conducted by the Company now), applicable to the pest control segment of the Business. No Action is pending against the Company under any of the Company’s pest control warranties or guarantees, and except as set forth on Section 2.21(a) of the Company Disclosure Schedule, the Company has not received notice of any such threatened Action and, to the Company’s Knowledge, no such claims have been threatened against the Company since January 1, 2013. Since January 1, 2007, the Company has not received any written communication from any Governmental Authority or manufacturer that alleges that the Company is not in compliance with any applicable Laws or manufacturer treatments and protocols applicable to the pest control segment of the Business.

(b)          To the Company’s Knowledge:

(i)          Company is in material compliance with all statutes, laws, ordinances, rules, orders and regulations of federal, state and local governments and manufacturer treatments and protocols applicable to it, its Business and operations (as conducted by the Company now) applicable to the termite control segment of the Business;

(ii)         All services for termite control customers have been performed pursuant to written contracts with the customers and in accordance with the Company’s normal operating policies;

(iii)        The Company has no claims pending under any of the Company’s termite warranties or guarantees;

(iv)        The Company has not have received notice of any claims under any of the Company’s termite warranties or guarantees which have not been, to the Company’s Knowledge, satisfactorily resolved as of the date hereof;

(v)         No default exists under any termite control customer contract which, but for the lapse of time or the giving of notice, or both, would be such a default;

(vi)        All obligations of the Company arising under the termite control customer contracts up to and including the date hereof, both monetary and non-monetary, have been satisfied, other than any routine or customary services to be provided in the future in accordance with the terms of such contracts;

26

(vii)       Except as set out in Section 2.21 of the Company Disclosure Schedule, since January 1, 2007, the Company has not had a termite related claim not covered by or in excess of coverage provided to the Company by any existing general liability insurance, including termite coverage, carried by the Company; and

(viii)      Since January 1, 2007, the Company has not received any written communication from any Governmental Authority or manufacturer that alleges that the Company is not in compliance with any such federal, state, provincial or local laws, rules or regulations or manufacturer treatments and protocols applicable to the termite control segment of the Business.

For the avoidance of doubt, any Damages for Termite Warranty Claims that occur from and after the Closing shall be governed solely by the provisions of Section 8.7 hereof.

2.22         Clients and Vendors. Section 2.22 of the Company Disclosure Schedule contains a complete list of the names of the Clients and Vendors, including the amount of revenue recorded for such Clients and the payments made to such Vendors for the Company’s fiscal year ended December 31, 2016. To the Knowledge of the Company, no event has occurred that has, in any material respect, adversely affected, or would reasonably be expected to adversely affect, the Company’s relations with any Client or Vendor, since January 1, 2016. Except as set forth in Section 2.22 of the Company Disclosure Schedule, since January 1, 2016 through the date hereof, no Client or Vendor has cancelled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of its Contracts with the Company or to materially decrease its usage or supply of the Company’s services or products.

2.23         Bankruptcy; Insolvency. The Company has not (i) instituted proceedings under any applicable bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) become insolvent, (ix) failed generally to pay its debts as they become due, or (x) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

2.24         Brokers or Finders. Except as otherwise set forth in Section 2.24 of the Company Disclosure Schedule, the Company has not incurred, nor will incur, directly or indirectly, as a result of any action taken by the Company, any liability for any fee, compensation or commission or any similar charges to any Person in connection with this Agreement or the Transaction.

2.25         No Restrictions. Except as set forth on Section 2.25 of the Company Disclosure Schedule, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise, and whether written or oral) (each, a “Restriction”) that restricts or prohibits, or purports to restrict or prohibit, the Company from freely engaging in the Business or from competing anywhere in the world (including any Contracts, covenants or agreements (whether written or oral) restricting the geographic area in which the Company may engage in the Business; or restricting the markets, customers or industries that the Company may address in operating the Business; or restricting the prices which the Company may charge for its products or services), or includes any grants by the Company of exclusive rights or licenses, in each case other than Restrictions which do not and will not materially affect the conduct of the Business.

27

2.26         Insurance. Section 2.26 of the Company Disclosure Schedule contains a complete and accurate list and description of all insurance policies which are owned by the Company or which name the Company as an insured and which pertain to the assets, operations, or employees of the Business (collectively, “Insurance Policies”). As of the date of the execution of this Agreement, all such Insurance Policies are, to the Company’s Knowledge, in full force and effect, the Company is in material compliance with the terms of such policies and the Company has not received written notice of termination or non-renewal of such policies or written notice that consummation of the Transaction will result in termination thereof.

2.27         Bank Accounts. Section 2.27 of the Company Disclosure Schedule sets forth (i) the name of each Person with whom the Company maintains an account or safety deposit box, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

2.28         Powers of Attorney. No power of attorney has been granted by the Company that is currently in effect. The Company has not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Transaction) to any Person for any purpose whatsoever with respect to the Company.

2.29        Foreign Corrupt Practices. Neither the Company nor, to its Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly taken any action that would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither the Company nor, to its Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain preferential treatment in securing business, to pay for preferential treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or in violation of any applicable Laws, or (ii) established or maintained any fund or asset that has not been recorded, or made any false or fictitious entries to disguise any such payment, in the books and records of the Company o. All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions.

2.30        Disclosure. There is no substantive fact known by Holdings, Company or any Stockholder (other than general economic or industry conditions) that would reasonably be expected to have a material adverse effect on the business, prospects, financial conditions, or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Schedules.

28

2.31        No Other Representations or Warranties. Except for the representations and warranties contained in Articles II and Article III (including the related portions of the Disclosure Schedules), none of the Stockholders, the Company, Holdings, their respective Representatives or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Stockholders, the Company or Holdings.

Article III
Representations and Warranties of Stockholders

Each Stockholder, severally and not jointly, hereby represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with its purchase of the Interests, that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the Stockholders’ Disclosure Schedule delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Stockholders’ Disclosure Schedule”), which disclosure shall provide an exception to, or otherwise qualify, the representations or warranties of the Stockholders contained in the section of this Agreement corresponding by number to such disclosure and to any other representation or warranty in this Agreement to which the applicability of such disclosure is reasonably apparent on its face or if the items are expressly cross-referenced.

3.1          Power and Authority; Execution and Validity. Each Stockholder has full power, authority and the requisite capacity necessary to enter into, deliver and perform its obligations pursuant to this Agreement and to consummate the Transaction and to execute and deliver the other Transaction Documents, perform its obligations hereunder and thereunder and consummate the Transaction and transactions contemplated by the Transaction Documents. Each Stockholder’s execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized and no other actions or proceedings on the part of each Stockholder are necessary to authorize this Agreement and the Transaction. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes the valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms. Upon the execution and delivery thereof by each Stockholder, each of the Transaction Documents (to the extent such documents purport to create binding obligations on the part of such Stockholder) will constitute a valid and binding obligation of each Stockholder, enforceable against such Stockholder in accordance with its terms.

3.2          Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the Transaction Documents, the performance by such Stockholder of his, her, or its obligations hereunder and thereunder and the consummation by such Stockholder of the Transaction and transactions contemplated by the Transaction Documents will not (a) result in any violation or breach of any agreement or, to the Stockholder’s Knowledge, any Law, (b) result in any violation or breach of, or constitute a default under, or constitute an event creating rights of acceleration, prepayment, termination, amendment, suspension, revocation or cancellation or a loss of rights under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, Permit, License, Contract or other instrument or document to which such Stockholder is a party or by which such Stockholder’s properties or assets are bound, (c) assuming that the filings and consents referred to in Section 2.6 and Section 5.7 of this Agreement are made or obtained, result in any violation of any requirements of Law or any court order applicable to such Stockholder or its respective properties or assets or (d) result in the creation of, or impose on such Stockholder any obligation to create, any Encumbrance upon his or her interest (direct or indirect) in the Company.

29

3.3          Governmental and Third Party Approvals. Except for the notices and consents listed on Section 3.3 of the Stockholders’ Disclosure Schedule and those regulatory approvals of Buyer and Company referenced in Section 5.7 of this Agreement, to the Stockholder’s Knowledge, there is no requirement applicable to such Stockholder to obtain any consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by such Stockholder of this Agreement and the Transaction Documents, the due performance by such Stockholder of its respective obligations hereunder and thereunder or the lawful consummation by such Stockholder of the Transaction and transactions contemplated by the Transaction Documents.

3.4          Litigation. There are no Actions pending or, to the Stockholder’s Knowledge, threatened against such Stockholder or to which such Stockholder is a party (a) that relate to this Agreement or any action taken or to be taken by such Stockholder in connection therewith, or which seek to enjoin or obtain monetary Damages in respect of, this Agreement or (b) that would reasonably be expected to adversely affect the ability of such Stockholder to perform its obligations under and consummate the Transaction.

3.5          Fees. Such Stockholder has not paid or become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the Transaction or the transactions contemplated by the Transaction Documents.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Stockholders and Holdings, and acknowledges that Stockholders and Holdings are relying upon such representations and warranties in connection with the Transaction and the consummation thereof, and that the statements contained in this Article IV are true and correct as of the date hereof.

4.1          Corporate Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect.

30

4.2          Authority.

(a)          Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transaction and the transactions contemplated by the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by each other party thereto) constitute valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors or similar Laws affecting creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at Law or in equity).

(b)          The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the Transaction and the transactions contemplated by the Transaction Documents will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Buyer Charter Documents.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transaction or the transactions contemplated by the Transaction Documents, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and the HSR Act, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect and would not prevent, or materially alter or delay the Transaction.

4.3           Litigation. There is no Action pending before any Governmental Authority or, to the Knowledge of Buyer, threatened (including allegations that could form the basis for future Action), against Buyer or any of its properties, officers, directors or stockholders (in their capacities as such), or any judgment, decree or order against Buyer, in each case that could reasonably be expected to have a Material Adverse Effect or materially alter or delay the Transaction.

4.4           Sufficiency of Funds; Solvency. Buyer has sufficient immediately available funds to pay the Purchase Price pursuant to this Agreement. Immediately after giving effect to the Transaction, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the Transaction, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and mature.

4.5          Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transaction.

31

4.6           Investment Intention. Buyer is acquiring the Interests for its own account, not as a nominee or agent, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act) of any part thereof. Buyer has no present intention of selling, granting any participation in or otherwise distributing any of the Interests. Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in the Interests to such person or to any third party. Buyer understands that the Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7           Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and consummate the Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company, Holdings and the Stockholders set forth in Articles II and III of this Agreement (including the information set forth in the Company and Stockholder Disclosure Schedules identified therein).

Article V
Covenants

5.1           Normal Course. From the date hereof until the Closing Date, the Company shall, except as otherwise expressly contemplated by this Agreement (including the Disclosure Schedules herein) or as consented to by Buyer in writing, use its commercially reasonable efforts to (a)(i) maintain, in all material respects, its business organization and the Business, (ii) preserve its goodwill and the confidentiality of its business know-how, and (iii)  preserve its present material business relationships; and (b) conduct the Business in the ordinary course of business; provided, however, that the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or make cash distributions at or prior to the Closing so long as such distributions do not impair the ability of the Company to fulfill its obligations in the ordinary course of business.

5.2          Conduct of Business. From the date hereof until the Closing Date, the Company shall not, except as directly or indirectly contemplated by this Agreement or the Company Disclosure Schedules, do, or propose to do, any of the following without the prior written consent of Buyer:

(a)           Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock of the Company (except to the extent such distributions do not impair the ability of the Company to fulfill its obligations in the ordinary course of business pursuant to Section 5.1), or split, combine or reclassify any Capital Stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Capital Stock of the Company, or purchase or otherwise acquire, directly or indirectly, any of the Company’s Capital Stock;

32

(b)          Issue, deliver, sell or authorize, propose or commit to the issuance, delivery or sale of, any of the Company’s Capital Stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(c)          Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(d)          Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

(e)          (i) Increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any director, officer, consultant, agent, or employee, other than (A) as required by Law, (B) pay raises in the ordinary course of business or (C) to satisfy a contractual commitment existing prior to the date of this Agreement; (ii) grant any material severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than the payment of severance or termination pay in accordance with any existing contractual commitments or the terms of any Company Plan, which commitment or Company Plan is affirmatively disclosed in this Agreement; (iii) enter into any collective bargaining agreement; (iv) establish, adopt, enter into or amend (except as may be required by Law) or increase any benefits under any Company Plan; or (v) forgive any indebtedness of any employee to the Company of more than One Thousand Dollars ($1,000);

(f)           Other than to accomplish the Reorganization, amend any of the Company Charter Documents;

(g)          Make any loans to any Person or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection, for advances for employee reimbursable expenses or for employee payroll advances, in each case in the ordinary course of business consistent with past practice);

(h)          Initiate any litigation or arbitration proceeding other than in the ordinary course of business consistent with past practice or to enforce the terms of this Agreement;

(i)            Enter into any Contract that would be a Material Contract if it had been in effect on the date of this Agreement, other than a Material Contract on normal and customary terms consistent with past practice;

(j)            Modify, amend or terminate any Material Contract (other than any modification or amendment in the ordinary course of business), or waive, release or assign any rights or claims, or commit any act or fail to take any action that would result in a material breach of such Material Contract;

(k)           Forgive or compromise any Accounts Receivable outside the ordinary course of business;

33

(l)            Make or rescind any Tax election other than in connection with the Reorganization, or settle or compromise any Tax liability or amend any Tax Return;

(m)          Make or commit to make any capital expenditure in excess of Twenty Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;

(n)           Enter into any new license for any Intellectual Property to or from any third party other than in the ordinary course of business;

(o)          Fail to timely pay accounts payable and other obligations other than (i) in the ordinary course of business or (ii) matters contested in good faith;

(p)           Accelerate the collection of any Accounts Receivable;

(q)          Mortgage or pledge any of its material property or assets or subject any such assets to any Encumbrance (other than Permitted Encumbrances);

(r)            Create, incur, assume or otherwise become liable for any Indebtedness in an aggregate amount in excess of Twenty Five Thousand Dollars ($25,000), or guarantee or endorse any obligation or the net worth of any Person;

(s)           Create, incur, assume or otherwise become liable for any contingent liability as guarantor or otherwise with respect to the obligations of others;

(t)            Pay, discharge or satisfy any Indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, that is not yet due, in an amount in excess of Twenty Five Thousand Dollars ($25,000);

(u)           Adopt a plan of complete or partial liquidation or resolution as providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization, except in connection with the Reorganization; or

(v)          Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (u) above.

5.3           Employment. Subject to compliance with Buyer’s human resources criteria, all employees of the Company shall be retained after the Closing Date on substantially the same terms and conditions on which they are presently employed for the remainder of calendar year 2017, and shall thereafter be provided an opportunity for continued employment with the Buyer or the Company.

34

5.4           Access to Personnel, Books and Records Following Signing. Subject to Section 5.11, from the date hereof until the Closing, the Company shall permit Buyer and its representatives, at Buyer’s sole cost and expense and upon reasonable written notice, (i) to have reasonable access to, and examine and make copies of, all books and records of the Company and (ii) to have reasonable access to Company personnel, in both cases in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company; provided, however, (a) that Buyer and its representatives shall schedule such access and visits through a designated officer of the Company, (b) the Company will not be required to take any action to the extent such action is not permitted by Law or that would constitute a waiver of the attorney-client or other privilege and (c) the Company need not supply Buyer or its representatives with any information which, in the reasonable judgment of the Company, is under a contractual or legal obligation not to supply, including, without limitation, the HSR Act, the Competition Act and other Antitrust Laws, or the provisions of any agreement to which the Company is a party. The access granted to Buyer under this section shall not unreasonably interfere with the Company’s normal operation of its business and shall not survive termination of this Agreement.

5.5           Certain Tax Matters.

(a)           Asset Sale Treatment; Allocation of Purchase Price; Tax Reimbursement.

(i)          Since the Company will be treated as a disregarded entity for income tax purposes following the Reorganization, the parties understand and agree that the acquisition of all the Interests shall be treated, for income tax purposes, as a sale by Holdings and as the purchase by the Buyer of all the assets of the Company. Accordingly, the deemed Purchase Price shall be allocated among the Company’s assets, and the Non-Compete Agreements as required by the Code and Treasury Regulation 1.1060-1(c)(2) and as set forth on Schedule 6 hereto (the “Allocation Schedule”). Holdings and Stockholders shall pay any income tax imposed on Holdings or the Company attributable to the deemed asset sale treatment, including, without limitation, (i) any tax imposed under Code Section 1374, (ii) any depreciation recapture or other such tax, or (iii) any state, local or non - U.S. Taxes imposed on Holding’s deemed gain. Provided, however, the Buyer shall remit to Holdings, on behalf of the Stockholders, one-half of the incremental income tax cost borne by the Stockholders as a result of the deemed asset sale (i.e., taxes that are in excess of the taxes that would have been borne by the Stockholders solely from a stock sale transaction without deemed asset sale treatment; the “Tax Reimbursement”); provided, further, that in no event shall the Tax Reimbursement be greater than Five Hundred Thousand Dollars ($500,000).

(ii)          The parties will revise the Allocation Schedule from time to time to the extent necessary to reflect any indemnification payment made hereunder or any other post-Closing payment made pursuant to or in connection with this Agreement. In the event of any disagreement between the Buyer and Holdings regarding any proposed revision to the Allocation Schedule, the parties shall in good faith use commercially reasonable efforts to agree on such revision.

(iii)          Each of the parties agrees to (a) prepare and timely file all applicable income Tax Returns in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for purposes of all income Taxes.

35

(b)           Tax Periods Ending on or Before the Closing Date. Holdings shall cause to be prepared, and file, or cause to be filed, on a timely basis and in a manner consistent with the Company’s past practice (as applicable), all Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date (collectively, the “Prior Periods” and each, a “Prior Period”) and required to be filed thereafter (the “Prior Period Tax Returns”). Holdings shall provide a draft copy of such Prior Period Tax Returns to the Buyer for review at least thirty (30) Business Days prior to the due date thereof. The Buyer shall provide comments to Holdings at least ten (10) Business Days prior to the due date of such returns and Holdings shall consider the changes to such returns reasonably requested by the Buyer in good faith (unless Holdings is advised in writing by the accounting firm that has prepared the Tax Returns that such changes (i) are contrary to applicable Law, or (ii) are inconsistent with tax positions most recently taken in the Tax Returns of the Company). For the avoidance of doubt, Buyer shall have no right to review or comment upon any tax returns of Holdings or the Stockholders.

(c)           Tax Periods Beginning Before and Ending After the Closing Date.

(i)          Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis and in a manner consistent with the Company’s past practice (as applicable), any Tax Returns of the Company for taxable periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each, a “Straddle Period”). Buyer shall provide a draft copy of such Straddle Period Returns to Holdings for review at least thirty (30) Business Days prior to the due date hereof. Holdings shall provide comments to Buyer at least five (5) Business Days prior to the due date of such returns and Buyer shall make all changes reasonably requested by Holdings in good faith (unless Buyer is advised in writing by its independent outside tax consultant that such changes (i) are contrary to applicable Law, or (ii) are inconsistent with tax positions most recently taken in the Tax Returns of the Company (as applicable) and will, or are likely to, have a material adverse effect on Buyer or any of its Affiliates in any taxable period ending after the Closing Date). Stockholders shall not be responsible for any Taxes payable with respect to the portion of any Straddle Period commencing after the Closing Date.

Notwithstanding any other provisions to the contrary in this Agreement, the parties agree that all Transaction Expenses shall be taken into account as losses or deductions for the Pre-Closing Straddle Tax Period, on the Prior Period Tax Returns, or on such earlier Tax Returns for any Pre-Closing Tax Periods as applicable and to the extent permitted by applicable Law, and each of Buyer and Holdings agrees to prepare the Tax Returns described in this Section 5.5, or cause the Tax Returns described in this Section 5.5 to be prepared, in a manner consistent with such intent.

(ii)          For purposes of this Agreement:

(1)          In the case of any gross receipts, sales and use, goods and services, harmonized sales, provincial sales, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Tax Period”) and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Straddle Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company.

36

(2)          In the case of any Taxes other than gross receipts, sales and use, goods and services, harmonized sales, provincial sales, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Straddle Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect Taxes that can be identified and specifically allocated as occurring on or prior to the Closing Date or occurring after the Closing Date. Notwithstanding the foregoing, Section 5.5(c) will exclusively govern the allocation of Taxes described therein.

(3)          Buyer shall be responsible for any Taxes with respect to the Post-Closing Straddle Tax Period.

(d)           Cooperation on Tax Matters.

(i)          Buyer and Holdings shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section 5.5 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Holdings, on behalf of the Stockholders, agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Holdings, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Buyer or Holdings, as the case may be, shall allow the other to take possession of such books and records.

(ii)         Buyer and Holdings further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(e)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction (including any transfer or similar tax imposed by any Governmental Authority) shall be paid by the Buyer. The party required by applicable Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

37

(f)           Pre-Closing Tax Period Treatment. Neither Buyer nor the Company shall amend, refile or otherwise modify any Tax election or Tax Return or grant an extension or waiver for the assessment or reassessment of Taxes with respect to any Pre-Closing Tax Period without the prior written consent of Holdings, which consent may be provided or withheld in the sole discretion of Holdings.

(g)           Indemnification and Tax Contests. Buyer’s and the Stockholders’ payment and indemnification obligations with respect to the covenants in this Section 5.5 together with the procedures to be observed in connection with any Tax contest, shall be governed by Article VIII.

5.6           Regulatory Filings. Each of Buyer and the Company promptly shall cooperate and use commercially reasonable efforts to duly make all filings and submissions necessary, proper or advisable under the HSR Act or any other applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”), no later than five (5) Business Days from the date hereof, and to obtain any required approval of any Governmental Authority with jurisdiction over the Transaction; provided, however, notwithstanding anything to the contrary herein, failure by any Party to make the filing within such five (5) Business Day period shall not constitute a breach of this Agreement. Each of Buyer and the Company shall furnish to the appropriate Governmental Authority all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transaction. Each of Buyer and the Company shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the Transaction, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority.

(a)           Each of Buyer and the Company shall, as promptly as practicable, comply with any additional requests for information that arise following the notifications and related documentation required under the HSR Act filed and submitted pursuant to this Agreement, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authorities. The Parties shall keep each other appraised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the Transaction. Each of Buyer, on the one hand, and Holdings and the Company, on the other hand, shall diligently assist and cooperate with the other in preparing and filing all documents required to be submitted to any Governmental Authorities in connection with the Transaction and in obtaining any Governmental Authority or third party consents, waivers, authorizations or approvals which may be required to be obtained by Buyer, Holdings, the Stockholders or the Company in connection with the Transaction.

38

(b)           Buyer and its Affiliates shall take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all approvals under the Antitrust Laws in connection with the consummation of the Transaction, as promptly as practicable. Without limiting the foregoing, such actions include: (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition or hold separate of such assets, properties, or businesses of Buyer or its Affiliates or of the Business to be acquired pursuant to this Agreement as are required to be divested to avoid the entry of any decree, judgment, injunction (permanent or preliminary) or any other order that would materially delay or prevent the consummation of the Transaction as promptly as practicable; (ii) terminating, modifying or assigning existing relationships, contracts or obligations of Buyer or its Affiliates or those relating to the Business to be acquired pursuant to this Agreement; (iii) changing or modifying any course of conduct regarding future operations of Buyer or its Affiliates or the Business to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit Buyer or its Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the Business to be acquired pursuant to this Agreement; and (v) taking any and all actions to contest and defend any claim, cause of action or proceeding instituted or threatened challenging the Transaction as violating any Antitrust Laws, including any injunction (whether temporary, preliminary or permanent). Buyer shall, and shall cause its Affiliates to, keep Holdings and Company fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (v) of this Section 5.7(b).

(c)           Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, each of Buyer, on the one hand, and the Company, Holdings and Stockholders on the other hand, shall not, and shall cause their respective Affiliates not to, take or agree to take any action that would reasonably be expected to prevent the parties from obtaining any Governmental Authority or third party consents in connection with the Transaction, or to prevent or materially delay or impede the consummation of the Transaction.

5.7           Notices and Consents. Each of the parties shall give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties which are required to be given, made or obtained by such party in connection with consummation of the Transaction.

5.8           Notification. From the date hereof until the Closing Date, if the Company becomes aware of any variances from the representations and warranties contained in Article II that would cause the condition set forth in Section 6.2(a) not to be satisfied, the Company shall disclose to Buyer in writing such variances in the form of updated Company Disclosure Schedules. Notwithstanding the foregoing, the delivery of any such updated Company Disclosure Schedules will not be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy for purposes of Buyer Indemnified Parties’ rights to indemnification following the Closing pursuant to, and in accordance with, the terms of Article VIII below.

5.9           Public Announcement. The parties acknowledge and agree that the Buyer will be required by applicable securities Laws to issue a public announcement of the Transaction, provided, however, that prior to making such announcement, Buyer shall deliver a draft of such announcement to Holdings and shall give Holdings reasonable opportunity to comment thereon and shall use reasonable efforts to incorporate such comments therein.

39

5.10        Contact with Customers and Suppliers. Prior to the Closing, Buyer and its representatives may contact and communicate with the customers, service providers and suppliers of the Company in connection with the Transaction after prior consultation with, and written approval of, Holdings.

5.11        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

5.12        Continuing Nondisclosure Requirements. Buyer agrees to be bound by the Non-Disclosure Agreement between the parties dated May 31, 2017 (the “NDA”). The NDA shall govern all access to documents, records and information of the Company provided to Buyer before and after execution of this Agreement and shall expressly survive any termination of this Agreement, provided that, the NDA shall terminate immediately and be of no further effect after the Closing.

5.13        Operating Guidelines. From and after the Closing Date and until that date which is the third (3rd) anniversary of the Closing Date, the Company and the Buyer shall use reasonable efforts to cause the Company to operate in accordance with the Operating Guidelines attached hereto as Exhibit C (the “Operating Guidelines”). The intent of this covenant is to memorialize general guidelines for operating the Company during the time period that Earn-out Payments to Stockholders are potentially payable.

5.14        Books and Records. For a period of seven years from and after the Closing Date, (i) Buyer shall use reasonable efforts not to dispose of or destroy any of the material books and records of the Business relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Holdings, at Holdings’ expense, by written notice to Holdings within a reasonable period of time prior to the proposed date of such disposition or destruction; (ii) Buyer shall allow Holdings and its agents reasonable access to and to copy, for any proper purpose, such as a tax or regulatory filing, all Books and Records, at Holdings’ expense; provided, however, that Holdings shall use reasonable efforts to ensure that such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the businesses of Buyer; and (iii) Buyer shall use reasonable efforts to assist Holdings in locating and obtaining any Books and Records. Notwithstanding the foregoing, (A) nothing herein shall require Buyer to disclose any information to Holdings if such disclosure would jeopardize any attorney-client or other legal privilege available to Buyer or contravene any applicable Law and (B) to the extent that any Books and Records or other information are withheld from Holdings pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, Buyer shall use its commercially reasonable efforts to make alternative arrangements, at Holdings’ expense, to provide to Holdings any factual information contained in such Books and Records or other information in a manner that would not jeopardize any such privilege.

40

Article VI
Conditions to Closing

6.1           Conditions to Obligations of All Parties. The obligations of each party to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           The filings of Buyer and the Company pursuant to the HSR Act or any other Antitrust Laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)           The Restructuring shall have occurred, and the S Election, the QSub Election, and the Certificate of Conversion shall have been filed and/or obtained.

(c)           The transaction contemplated by the Goodwill Purchase Agreement shall have completed simultaneously with the Closing hereunder in accordance with the terms therein.

(d)           Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Except for representations and warranties that by their terms speak only as of a specified date, the representations and warranties made by the Company and Holdings set forth in Article II, the representations and warranties made by the Stockholders set forth in Article III, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Stockholders, Holdings and the Company shall have duly performed in all material respects the obligations and agreements contained in this Agreement that are required to be performed by the Stockholders, Holdings or the Company at or before the Closing.

(c)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(d)           The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

41

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(e)           Holdings shall have delivered, or caused to be delivered, to Buyer an instrument or instruments reflecting a transfer of the Interests free and clear of Encumbrances.

(f)            Each of [****],[****], and [****] shall have entered into employment agreements with Buyer in the form attached hereto as Schedule 6.

(g)           The Goodwill Purchase Agreement shall have been executed by [****].

(h)           The Stockholders, or one or more entities affiliated with the Stockholders, shall have entered into new leases for each of the Company’s facilities identified in the Company Disclosure Schedules in the form attached hereto as, and for the rental amounts set forth on, Schedule 7;

(i)            The Company and Northwest Heating and Cooling, LLC shall have entered into a limited license agreement for the Northwest brand and logo in the form attached hereto as Schedule 8;

(j)            The Company shall have been released from any and all guarantees of any Stockholders, Affiliates, or other third party loan obligations (including, guarantees executed by the Company in favor of Wells Fargo and Affinity Bank); and

(k)           The Buyer shall have been added as a named insured to the Company’s insurance policies listed in Section 2.26 of the Company’s Disclosure Schedule.

(l)            The Company, Holdings and the Stockholders shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transaction.

6.3           Conditions to Obligations of Holdings, the Stockholders, and the Company. The obligations of Holdings, the Stockholders, and the Company to consummate the Transaction shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Except for representations and warranties that by their terms speak only as of a specified date, the representations and warranties of Buyer contained in Article IV of this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

42

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Stockholders.

(d)           Buyer shall have delivered the Aggregate Closing Amount to Holdings in accordance with Section 1.5.

(e)           Buyer shall have entered into employment agreements with [****], [****], and [****] in the form attached hereto as Schedule 6.

(f)            The Goodwill Purchase Agreement shall have been executed by the Buyer.

(g)           Buyer shall have entered into new leases for each of the Company’s facilities identified in the Company Disclosure Schedules with the Stockholders, or one or more entities affiliated with the Stockholders, in the form attached hereto as Schedule 8; and

(h)           Buyer shall have delivered to the Stockholders and/or the Company such other documents or instruments as Stockholders and/or the Company reasonably request and are reasonably necessary to consummate the Transaction.

6.4           Failure of Conditions. Neither the Stockholders, Company or Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

Article VII
Closing

7.1           Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Standard time, on August 1, 2017 or thereafter as promptly as practicable (and in any event, within three (3) Business Days) after satisfaction or waiver of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Barnes & Thornburg, LLP, 2475 Piedmont Road, Suite 1700, Atlanta, Georgia, or at such other time or on such other date or at such other place as Stockholders and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”; 12:01am on the Closing Date being the “Effective Time”).

43

7.2           Company Closing Deliveries. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following, any of which, if not fulfilled may be waived by Buyer:

(a)           a certificate, in form and substance reasonably satisfactory to Buyer, executed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Sections 6.1(b), 6.1(d), and 6.2(a)-(b) have been satisfied;

(b)           evidence reasonably satisfactory to Buyer of the repayment in full of all Indebtedness (including all Indebtedness of Affiliates) and the termination and release in full of all Encumbrances relating to such Indebtedness;

(c)           evidence reasonably acceptable to Buyer that, effective as of the Effective Time, the Company has terminated any arrangements, commitments, contracts, agreements, equity plans or other binding obligations by which the Company may be bound to issue additional shares of stock or other equity interests, if any, and whether now or hereafter in effect;

(d)           written resignations of all officers and directors of the Company;

(e)           each Stockholder’s executed counterparts to the non-competition agreement, in the form of Exhibit D (the “Non-Competition Agreements”);

(f)            a certificate of the Secretary of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction and the transactions contemplated by the Transaction Documents; and

(g)           possession of the books and records, intellectual property and related documentation and records of the Company.

7.3           Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)           payment (or evidence of payment, as applicable) of the Closing Consideration pursuant to Section 1.3 and Section 1.5;

(b)           a certificate, in form and substance reasonably satisfactory to the Company, executed by an authorized officer of Buyer, certifying that the conditions set forth in Section 6.3(a)-(b) have been satisfied;

44

(c)           a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the executive committee of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction and the transactions contemplated by the Transaction Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction and the transactions contemplated by the Transaction Documents; and

(d)           Buyer’s executed counterpart to the Transaction Documents.

Article VIII
Indemnification

8.1           Indemnification.

(a)           (i) From and after the Closing, and subject to the provisions of Section 8.2 and Section 8.3, Holdings and the Stockholders (the “Stockholder Indemnifying Parties”) shall jointly and severally, indemnify and hold harmless Buyer and its Affiliates, and their stockholders, directors, officers, employees and agents (the “Buyer Indemnified Parties”) against, and reimburse them for, any Damages (including reasonable out-of-pocket legal fees and expenses, and the reasonable out-of-pocket costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and, subject to Section 8.5, any amounts paid in settlement thereof) imposed on or reasonably incurred by the Buyer Indemnified Parties as a result of (A) a breach by Holdings or the Company of any of the representations and warranties set forth in Article II of this Agreement; (B) breach of any covenant of Holdings, the Stockholders (collectively) or the Company under this Agreement; (C) all Taxes for any Prior Period or for the Pre-Closing Straddle Tax Period, except to the extent any such Taxes were deducted in the calculation of the Purchase Price; (D) Fraud on the part of Stockholders, Holdings or the Company; (E) any claim by any former or other equity interest owner of the Company for any transaction prior to the Closing Date involving Company Capital Stock or other equity interests of the Company, (F) costs and expenses of the Company incurred but not paid in connection with the Transaction prior to Closing and not included in the Estimated Closing Balance Sheet or the Closing Balance Sheet; (G) any items listed on Schedule 9 hereto (“Specified Indemnity Obligations”); and (H) any breach by Holdings of its obligations to the Stockholders pursuant to this Agreement, or any claim by any Stockholder arising out of the performance (or lack of performance) of the duties and responsibilities of Holdings under this Agreement.

(ii)         Subject to the provisions of Section 8.2 and Section 8.3, each Stockholder severally, but not jointly, will indemnify and hold harmless Buyer Indemnified Parties, and will reimburse Buyer Indemnified Parties, for all Damages (including reasonable out-of-pocket legal fees and expenses, and the reasonable out-of-pocket costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and, subject to Section 8.5, any amounts paid in settlement thereof) imposed on or reasonably incurred by the Buyer Indemnified Parties as a result of: (A) a breach by such Stockholder of his, her or its representations and warranties set forth in Article III of this Agreement; or (B) a breach of any covenant of such Stockholder (individually) under this Agreement.

45

(b)           From and after the Closing, and subject to the provisions of Section 8.2 and Section 8.3, the Buyer (the “Buyer Indemnifying Party”) shall indemnify and hold harmless Stockholders and their Affiliates, and their stockholders, directors, officers, employees and agents (the “Stockholder Indemnified Parties”) against, and reimburse them for, any Damages (including reasonable out-of-pocket legal fees and expenses, and the reasonable out-of-pocket costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and, subject to Section 8.5, any amounts paid in settlement thereof) imposed on or reasonably incurred by the Stockholder Indemnified Parties as a result of (A) a breach of any representations or warranties on the part of Buyer under this Agreement, (B) a breach of any covenant of Buyer under this Agreement, (C) any Third Party Claim or Damages resulting from the operation of the Business on or after the Closing Date by Buyer or (D) Fraud on the part of Buyer. Provided, however, that no Stockholder Indemnified Party shall be entitled to the indemnity provided in Section 8.1(b)(C) above if such Third Party Claim or Damage is attributable, in whole or in part, to a breach of a representation, warranty, or covenant or condition of this Agreement by Holdings, the Company, or a Stockholder.

(c)           Any payments made to any party pursuant to this Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and the Stockholders and their respective Affiliates on their Tax returns unless otherwise required by a Governmental Authority.

(d)           A party making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as an “Indemnified Party” and a party against whom such claims are asserted under this Article VIII shall be, for purposes of this Agreement, referred to as an “Indemnifying Party.”

8.2           Survival of Representations, Warranties and Covenants. The Indemnifying Parties’ liability for Damages resulting from the breach of any covenant, to the extent to be performed pre-Closing under this Agreement, or breach of any representations or warranties under this Agreement, shall terminate eighteen (18) months following the Closing Date and, thereafter, shall cease to be of any force or effect, with the exception of the foregoing:

(a)           claims for indemnification based on breaches of representations and warranties in connection with Section 2.15 (Taxes), Section 2.16 (Employee Plans); Section 2.20 (Environmental), and any Specified Indemnity Obligation shall terminate and shall cease to be of any force or effect sixty (60) days after the applicable statute of limitations for claims related to the particular matter has expired (the “Statute of Limitation Claims”); and

(b)           claims for indemnification based on the following: breaches of representations and warranties in connection with Section 2.1 (Corporate Organization, Standing and Power), Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.4 (Ownership and Title to Interests); Section 2.24 (Brokers or Finders), Section 3.1 (Power and Authority; Execution and Validity); Section 4.1 (Corporate Organization, Standing and Power); Section 4.2 (Authority); and Fraud shall terminate on the ten (10)-year anniversary of the Closing (collectively, the “Ten-Year Claims”).

46

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

The Statute of Limitation Claims and Ten-Year Claims are collectively the “Surviving Claims.” Unless otherwise specified herein, to the extent that any covenants in this Agreement describe performance by the parties hereto from and after the Closing, such covenants shall survive the Closing until such covenants are fully performed by the applicable party, waived by the beneficiaries thereof or terminate as provided for herein.

8.3           Limitations on Indemnification Obligations. The rights of an Indemnified Party to indemnification pursuant to the provisions of Section 8.1 are subject to the following limitations:

(a)           Stockholder Indemnifying Parties shall have no liability under Section 8.1(a)(i)(A) for Damages resulting from (i) any individual claim unless the Damages from such individual claim exceed [****] dollars ($[****]) (the “Threshold”), and (ii) unless the cumulative amount of Damages for which the Stockholder Indemnifying Parties would, but for this provision, be liable to the Buyer Indemnified Party exceeds [****] Dollars ($[****]) (the “Basket”), in which case, such Buyer Indemnified Party shall be entitled to indemnification only for Damages in excess of the Basket. For the avoidance of doubt, Stockholder Indemnifying Parties shall not have any liability under Section 8.1(a)(i)(A) unless and until the amount of an individual claim for Damages equals or exceeds the Threshold. Once a claim exceeds the Threshold, then, to the extent that cumulative Damages exceed the Basket, the Buyer Indemnified Parties would be entitled to recover the full amount of Damages in excess of the Basket.

(b)           The Stockholder Indemnifying Parties shall not in the aggregate be liable for any Damages in excess of [****] Dollars ($[****]) (the “Cap”); provided, however, with respect to Damages arising out of the Surviving Claims, the Stockholder Indemnifying Parties shall not in the aggregate be liable for any Damages in excess of the actual Purchase Price paid to Holdings under this Agreement.

(c)           The Stockholder Indemnifying Parties shall not be liable for any Damages to the extent that such Damages have been reserved for on the Closing Balance Sheet and taken into account in calculating the Closing Net Asset Value amount or have been actually recovered by the Buyer Indemnified Party from another Person including, without limitation, as a result of the Buyer Indemnified Party receiving compensation for such Damages pursuant to any policy of insurance maintained by the Buyer Indemnified Party, the Company or a tail policy purchased by the Stockholder Indemnifying Parties. The Buyer Indemnified Party shall use commercially reasonable efforts to pursue insurance coverage for Damages so long as such action does not result in a material premium increase for its insurance or negatively change the insurability of Buyer’s activities (whether in terms of coverable risks or otherwise).

47

(d)           Each Indemnified Party hereunder shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate and limit any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(e)           No Indemnified Party shall be entitled to recover any amount due hereunder more than once in respect of the same Damages, including by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty or covenant.

(f)           No Indemnified Party shall be entitled to recover any special, punitive, exemplary, incidental or indirect damages, damages for lost value, loss of business or lost profits, costs, expenses, punitive, exemplary, incidental or indirect damages, damages for lost value, loss of business or lost profits.

(g)           No Stockholder Indemnifying Party shall be liable to the extent that any Damages sustained or incurred by a Buyer Indemnified Party were accrued and reflected on the statement setting forth the Closing Net Asset Value Statement and/or the Closing Balance Sheet.

(h)           No Indemnifying Party shall be liable under this Article VIII for any Damages resulting from or relating to any breach of any representation or warranty in this Agreement if the Indemnified Party had Knowledge of such breach prior to the date hereof.

(i)            Stockholder Indemnifying Parties and Buyer Indemnifying Party acknowledge and agree they have not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of the other party, except for the representations and warranties expressly set forth in this Agreement.

(j)            No claim for indemnification may be asserted against any Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein, unless the written notice required by Section 8.4 is received by such Indemnifying Party on or prior to the date on which the survival period with respect to such representation, warranty, covenant or agreement which is alleged to have been breached, terminates.

8.4           Notices; Payment of Damages.

(a)           In the event that any Indemnified Party has determined that it has incurred or sustained Damages or that it reasonably anticipates that it will incur or sustain Damages, the Indemnified Party shall, within ten (10) Business Days of making any such determination, deliver to Holdings or the Buyer, as the case may be, a certificate signed by the Indemnified Party (a “Damages Certificate”) (i) stating that the Indemnified Party has incurred or sustained Damages or reasonably anticipates that it could incur or sustain Damages and (ii) specifying in reasonable detail the individual items of Damages included and the basis for such anticipated liability.

48

(b)           The Indemnifying Party shall have thirty (30) calendar days following his, her or its receipt of a Damages Certificate to object to any claim or claims made in a Damages Certificate. In the event that the Indemnifying Party is the Stockholder Indemnifying Party and Holdings has not objected within such thirty (30) calendar day period to a Damages Certificate presented by Buyer, then the Buyer shall retain a portion of the Holdback that is equal to the amount set forth in such Damages Certificate and the Holdback shall be reduced by such amount. In the event that the Indemnifying Party is the Buyer Indemnifying Party and Buyer has not objected within such thirty (30) calendar day period to a Damages Certificate presented by Holdings, then Buyer shall remit to Holdings the amount set forth in such Damages Certificate via wire transfer of immediately available funds. In the event that the Indemnifying Party so objects within such thirty (30) calendar day period, such objection must be in the form of a certificate signed by the Indemnifying Party and delivered to the Indemnified Party (an “Objection Certificate”), which certificate shall set forth the item(s) of Damages in the Damages Certificate to which the Indemnifying Party is objecting and a reasonable basis for each such objection.

(c)           For a period of fifteen (15) calendar days after the delivery of an Objection Certificate, the Indemnified Party and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims as are objected to therein. If such an agreement is reached as to all or any portion of the Damages that are subject to the Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either party may file a claim in the Cobb County Superior Court, Georgia, provided that, the claim(s) raised in the Damages Certificate must be filed within one (1) year of delivery of the Objection Certificate or such claim(s) for indemnification are of no further force or effect.

8.5          Third Party Claims.

(a)           In the event an Indemnified Party becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of such claim as soon as reasonably practicable and, in any event, within ten (10) calendar days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim, and the Indemnifying Party shall be entitled (but not required), at the expense of such Indemnifying Party, to participate in the defense and handling of such claim.

(b)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the following conditions are reasonably satisfied: (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or similar equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith and reasonable judgment of the Indemnified Parties, likely to establish a precedential custom or practice that could have a material adverse effect on the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim in a commercially reasonable manner. The Indemnifying Party will not consent to the entry of a judgment or enter into any settlement agreement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such judgment or settlement includes a full release of the Indemnified Party in respect of all indemnifiable Damages resulting therefrom, related thereto or arising therefrom.

49

(c)           In the event any of the conditions in Section 8.5(b) above is, in the reasonable and good faith determination of the Indemnified Party, unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly for the reasonable costs of defending against the Third Party Claim (including reasonable legal fees and expenses) upon the resolution of any such Third Party Claim, and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(d)           Control of Tax Claims. Notwithstanding anything to the contrary contained in this Section 8.5:

(i)          Holdings shall control and resolve any Tax audit or administrative or court proceeding relating to Taxes (each a “Tax Claim”) solely attributable to a Prior Period, including selection of counsel and selection of a forum for such Tax Claim, at Holdings and the Stockholders’ cost and expense; provided, however, that the Buyer shall have the right, at its own expense, to participate in, and consult with the Stockholders regarding any such Tax Claim. Holdings may not settle, compromise or resolve any such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event that Buyer determines, in its good faith and reasonable judgment, that the settlement of such Tax Claim is likely to establish a precedential custom, practice, or precedent adverse to the continuing business interests of Buyer, then Buyer, and not Holdings, be entitled to control and resolve and any such Tax Claim, and Holdings shall have the right, at its own expense, to participate in, and consult with Buyer regarding any such Tax Claim, and Buyer may not settle, compromise or resolve any such Tax Claim without the consent of Holdings, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)         Holdings shall have the right to participate jointly with the Buyer in representing the interests of the Company in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Taxable Period, at Holdings and/or the Stockholders’ cost and expense. Any settlement or other disposition of any Tax Claim relating to a Straddle Period may only be made with the consent of Holdings and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except that Buyer may, without the written consent of Holdings, enter into such an agreement provided that Buyer shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes. Buyer shall have sole control over any Tax Claim relating to a taxable period that begins after the Closing Date.

50

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(iii)        The parties will keep each other reasonably informed as to matters related to any Tax Claim for which indemnification may be sought hereunder including, without limitation, any settlement negotiations.

(e)           Refunds or overpayments of Tax (including accruals of Taxes for any Prior Period under Section 5.5(b) or any Pre-Closing Straddle Tax Period under Section 5.5(c)) relating to all taxable periods ending on or prior to the Closing Date or any Pre-Closing Straddle Tax Period shall be the property of Holdings, but only to the extent that such refunds or overpayments are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date, or (ii) refunds or overpayments reflected in the calculation of the Purchase Price or Closing Net Asset Value. Buyer shall pay any such refunds to Holdings, in immediately available funds within five (5) Business Days of its receiving such refund from the appropriate Governmental Authority.

(f)           The Indemnified Party shall reasonably cooperate with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 8.5 including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party at commercially reasonable rates and costs.

(g)           Notwithstanding anything to the contrary contained in this Section 8.5, Buyer shall have the sole right to control and make all decisions regarding any Third Party Claim involving a material past, current or future Company Client or Vendor, or involving a claim relating to termite damage claims; provided, however, that in the event the Stockholders are responsible and have agreed to indemnify Buyer for such Third Party Claim, (i) Buyer, the Company and Stockholders shall cooperate in the defense, compromise or settlement thereof, (ii) the Stockholders shall have the right (but not the obligation) to participate in the defense, compromise or settlement thereof at the Stockholders’ expense, and (iii) any compromise or settlement by Buyer shall be approved by Holdings (which approval shall not be unreasonably withheld, conditioned or delayed).

8.6           Except to the extent that the Damages resulted from Fraud (which may be satisfied in any manner available to a Buyer Indemnified Party), recovery by Buyer Indemnified Parties for Damages pursuant to this Agreement shall first reduce the Holdback, and second, to the extent the Holdback is insufficient to pay any remaining sums due and owing which are not subject to the Cap, then the Stockholders shall be required to pay all of such additional sums due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

8.7          Termite Warranty Claims. Notwithstanding anything in this Agreement to the contrary, Termite Warranty Claims shall be subject to the following terms, conditions, covenants, and conditions:

51

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(a)           Stockholders and Holdings shall have no liability for Damages resulting from a Termite Warranty Claim unless the Damages from such claim exceed [****] dollars ($[****]) (the “Termite Claim Threshold”), but once the Termite Claim Threshold is exceeded for a claim, the Stockholders and Holdings shall be responsible for all Damages for such claim.

(b)           For all Termite Warranty Claims, Buyer agrees to resolve such claims using the Company’s current procedures and processes for evaluating, escalating, notifying and resolving a Termite Warranty Claim including notifying the Company’s construction team to evaluate and/or repair any termite damage promptly.

(c)           Buyer shall give notice to Holdings within ten (10) days of becoming aware of any Termite Warranty Claim that does, or might reasonably be expected to, exceed the Termite Claim Threshold. Thereafter, Holdings shall have five (5) Business Days from its receipt of the initial notice in which to notify Buyer to (i) resolve and satisfy such claim by instructing Buyer to have the Company’s construction team repair any termite damage associated with the Termite Warranty Claim, at normal rates charged for such construction service and actual cost of the materials used, and/or (ii) make a claim under the insurance policy to provide coverage for the termite damage. In the event that Holdings does not provide notification to Buyer as provided in the immediately preceding sentence, Buyer may address such Termite Warranty Claim as it determines in its commercially reasonable judgment.

 (d)           Buyer shall be obligated to continue to maintain and continue the Company’s insurance coverage for Termite Warranty Claims through the expiration of the current policy term, and shall use its reasonable commercial efforts to continue such coverage thereafter until the first (1st) anniversary of the Closing Date.

(e)           In the event that a Termite Warranty Claim shall exceed the Termite Claim Threshold and Holdings does not agree to fully cover the costs of the repair or actions to be taken by the Company, or Buyer reasonably believes it is in the best interest of Company to submit a claim, the Buyer will, submit a claim against the Company’s insurance coverage, and any recovery shall reduce the Damages for which Stockholders and Holdings are responsible.

(f)           The obligations of Holdings, the Stockholders and its representatives for Termite Warranty Claims for a termite customer of the Company shall terminate and be of no further force or effect upon: (i) the performance of the Company or Buyer of an annual termite inspection for such customer after the Closing; and (ii) the receipt of the Company or Buyer of a renewal payment from such customer after the Closing, but in no event later than the one (1) year anniversary of the Closing.

52

8.8           Exclusive Remedy. Absent Fraud, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy following the Closing as to all Damages any Indemnified Party may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 8.6 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants in this Agreement to be performed at or after the Closing).

Article IX
Termination

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Holdings, on behalf of the Stockholders, as duly authorized by the Boards of Directors of Buyer and the Company;

(b)           by the Company or Buyer, at any time after September 30, 2017 if the Closing shall have not occurred by such date (the “Termination Date”) provided, however, that in each case, the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any material obligation required to be performed as part of the Closing under this Agreement has been the cause of the failure of the Closing of the Transaction to occur on or prior to such date;

(c)           by the Company or Buyer, if any court of competent jurisdiction or any Governmental Authority shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the Transaction and such order is or shall have become final and non-appealable;

(d)           by Buyer, upon written notice to Holdings, in the event of any material breach by the Company or a Stockholder of any of their respective agreements, representations or warranties contained herein or in any Transaction Document and the failure of the Company or such Stockholder, as applicable, to cure such breach within twenty (20) days after receipt of written notice from Buyer requesting such breach to be cured; provided, however, that the Buyer is not then in material breach of this Agreement so as to cause any conditions set forth in Article VI not to be satisfied; or

(e)           by the Company and Stockholders, upon written notice to Buyer, in the event of any material breach by Buyer of any of its agreements, representations or warranties contained herein or in any Transaction Document and the failure of Buyer to cure such breach within twenty (20) days after receipt of written notice from the Company requesting such breach to be cured; provided, however, that the Company and Stockholders are not then in material breach of this Agreement so as to cause any conditions set forth in Article VI not to be satisfied.

9.2           Procedure for Termination. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties to this Agreement.

53

9.3           Effect of Termination. In the event of termination of this Agreement in accordance with the provisions of this Article IX, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation arising under this Agreement to any other party hereto; provided, however, that nothing in this Section 9.3 shall relieve any party from liability for its willful breach of this Agreement; provided, further, that nothing herein shall prejudice any rights, claims or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination arising from any party’s willful breach of this Agreement. For the avoidance of doubt, the NDA between the parties shall remain in full force and effect pursuant to Section 5.12 of this Agreement.

Article X
Miscellaneous

10.1         Waiver; Amendment. Prior to the Closing Date, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

10.2        Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

10.3        Governing Law; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State, without giving effect to any choice or conflict of Law provision or rule.

(b)           Each of the parties hereby irrevocably submits to the jurisdiction of the Superior Court of Cobb County, Georgia solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transaction, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

54

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(c).

10.4         Expenses. Each party hereto shall be responsible for any costs or expenses incurred by it in connection with this Agreement and the Transaction, including fees and expenses related to the negotiation, execution and delivery of this Agreement and the other agreements contemplated hereby and of its own counsel, accountants and other professional advisors.

10.5         Notices. Any notice, request, demand or other communication shall be deemed to have been duly given (as the case may be) upon the earliest of (a) the date it is actually received by facsimile or email, (b) the Business Day after the day on which it is delivered by hand, (c) the Business Day after the day on which it is properly deposited with Federal Express (or a comparable overnight delivery service) and delivery is specified for the next Business Day, or (d) the third Business Day after the day on which it is deposited in the United States certified or registered mail, return receipt requested, postage prepaid, in each case addressed to such party at its mailing or email address set forth below or such other address as such party may specify by notice to the parties hereto.

55

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

If to the Company, then to:

Northwest Exterminating Co., LLC
830 Kennesaw Avenue

Marietta, Georgia 30060
Attention: [****]

With a copy to:

Gregory, Doyle, Calhoun & Rogers, LLC
49 Atlanta St.

Marietta, Georgia 30060

Facsimile: (770) 426-6155

Attn: H. Scott Gregory, Jr.,

If to the Stockholders, then to Holdings at:

NW HOLDINGS, LLC

286 Freyer Drive

Marietta, GA 30060

Attention: [****]

With a copy to:

Gregory, Doyle, Calhoun & Rogers, LLC
49 Atlanta St.

Marietta, Georgia 30060

Facsimile: (770) 426-6155

Attn: H. Scott Gregory, Jr.,

56

If to Buyer to:

Rollins, Inc.
2170 Piedmont Road NE
Atlanta, GA 30324
Attention: Eddie Northen, Chief Financial Officer and Treasurer
Facsimile: 404-888-2731

With a copy to:

Barnes & Thornburg LLP
3475 Piedmont Road, Suite 1700
Atlanta, GA 30305
Attention: Stuart Johnson
Facsimile: 404-264-4033

10.6         Entire Understanding; No Third Party Beneficiaries. This Agreement, including all exhibits, schedules and annexes thereto, and the Transaction Documents, represent the entire understanding of the parties hereto and thereto with respect to the subject matter thereof, and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.7         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

57

10.8         Interpretation. When a reference is made in this Agreement to Sections, Exhibits or the Disclosure Schedules, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. Words in the singular shall be held to include the plural and vice versa, case sensitive words shall include the meaning of the defined term unless the context otherwise requires or unless otherwise specified and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement). The word “or” shall not be exclusive. All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, and all references to “year” or “years” mean and refer to calendar year(s).

10.9         Assignment; Successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10       Construction. The parties hereby expressly waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in this Agreement will be construed against the party based on having drafted such agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party.

10.11       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the obligations of the parties under this Agreement and the Transaction Documents, including Holdings’ obligation to sell the Interests to Buyer, and Buyer’s obligation to purchase the Interests from Holdings, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without posting any bond or other undertaking. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

58

10.12       Representations of Stockholders. Buyer, on its own behalf and on behalf of all its current and future Affiliates (including, without limitation, the Company), agrees that, following the Closing, Gregory, Doyle, Calhoun & Rogers, LLC may serve as counsel to Stockholders, Holdings and their respective Affiliates, in connection with any and all matters, whether or not related to this Agreement and the consummation of the Transaction, including any litigation, claim, or obligation arising out of or relating to this Agreement or the Transaction, notwithstanding any representation by Gregory, Doyle, Calhoun & Rogers, LLC of the Company prior to the Closing Date. Buyer, on its own behalf and on behalf of all of its current and future Affiliates (including, without limitation, the Company), hereby (a) waive any claim they have or may have that Gregory, Doyle, Calhoun & Rogers, LLC has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event a dispute arises after the Closing between Buyer, the Company, Stockholders, Holdings or any Affiliate of any of them, Gregory, Doyle, Calhoun & Rogers, LLC may represent Stockholders, Holdings or any of their Affiliates, even though Gregory, Doyle, Calhoun & Rogers, LLC may have represented the Company in a matter substantially relating to such dispute. Buyer, on its own behalf and on behalf of all of its current and future Affiliates (including, without limitation, the Company) also further agree that, as to all communications among Gregory, Doyle, Calhoun & Rogers, LLC and the Company, Stockholders and/or Holdings, or their Affiliates and/or representatives, that relate in any way to this Agreement, the Transaction or any litigation or disputes among the parties to this Agreement arising from events or circumstances prior to the Closing Date, the attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from Gregory, Doyle, Calhoun & Rogers, LLC’s representation of the Company prior to the Closing in connection with this Agreement and the Transaction, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Stockholders and may be waived only by Holdings, and not the Company, and shall not pass to or be claimed or used by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises among Buyer, the Company and a third party other than Stockholders after the Closing, the Company may assert (but may not waive) the attorney-client privilege to prevent disclosure of confidential communications by any legal counsel that represented the Company prior to Closing to such third-party; provided, however, that the Company may not waive such privilege without the prior written consent of Holdings.

Article XI
Definitions

The following terms have the meanings specified or referred to in this Article XI:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person who has any familial relationship with, or that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Amount” has the meaning set forth in Section 1.4(a).

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” has the meaning set forth in Section 5.6(a).

59

“Assets” means the trial balance accounts that make up the asset accounts listed on Schedule 5. The amounts in each account shall be determined in accordance with the Company Accounting Policies, consistently applied by the Company in accordance with past practice.

“Basket” has the meaning set forth in Section 8.3(a).

“Benefit Plan” means an “employee benefit plan,” as defined in Section 3(3) of ERISA.

“Books and Records” has the meaning set forth in Section 5.15.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the city of New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Charter Documents” has the meaning set forth in Section 4.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Indemnifying Party” has the meaning set forth in Section 8.1(c).

“Capital Stock” of any Person means any and all shares of, conversion and other rights to purchase, including warrants or options (whether or not currently exercisable), and participations or other equivalents of or interests in (however designated), in the equity (including, without limitation, common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Certificate of Conversion” has the meaning set forth in Section 2.15(c).

“Clients” means the top twenty (20) clients of the Company on a consolidated basis as determined by the amount of net revenue recognized during the year ended December 31, 2016.

“Closing” has the meaning set forth in Section 7.1.

“Closing Adjustment” has the meaning set forth in Section 1.8(a)(ii).

“Closing Adjustment Holdback” has the meaning set forth in Section 1.3.

“Closing Balance Sheet” has the meaning set forth in Section 1.8(b)(i).

“Closing Company Cash” shall mean the actual amount of the Company’s Cash at Closing as reflected on the Closing Balance Sheet.

“Closing Consideration” has the meaning set forth in Section 1.3.

60

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Net Asset Value Statement” has the meaning set forth in Section 1.8(b)(i).

“COBRA” means the health care continuation requirements of ERISA Section 601 et seq. and Code Section 4980.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Accounting Policies” means the Company’s collective system of accounting policies, procedures, methods, controls and practices applied on a basis consistent with those used in preparation of the Company’s monthly, quarterly and year-end financial statements. For the avoidance of doubt, the Company’s accounting policies are not in accordance with GAAP and, for purposes of illustration, do not include accruals or GAAP adjustments for revenue recognition, deferred revenues, reserves for warranty, bad debts, or inventory obsolescence, vacation pay, sick pay and similar expenses that might be required in preparation of financial statements in accordance with GAAP.

“Company Cash” shall mean the sum of all cash and cash equivalents of the Company excluding all restricted cash (including all cash posted to support letters of credit and deposits with third parties (including landlords)), which amount shall be (i) reduced by issued but uncleared checks and drafts of the Company and (ii) increased by uncleared checks and drafts deposited for the account of the Company.

“Company Charter Documents” has the meaning set forth in Section 2.1(a).

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Financial Statements” has the meaning set forth in Section 2.8(a).

“Company Plans” has the meaning set forth in Section 2.16(a).

“Company’s Accountants” means Bennett Thrasher, LLP.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Damages” means any actual damage, loss, assessment, levy, fine, charge, claim, direct liability, demand, payment, judgment, settlement, penalty, cost or expense with the exception of any special, punitive, exemplary, incidental or indirect damages, damages for lost value, loss of business or lost profits, costs, expenses, punitive, exemplary, incidental or indirect damages, damages for lost value, loss of business or lost profits.

“Damages Certificate” has the meaning set forth in Section 8.4(a).

61

“Discharge” means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

“Disputed Amounts” has the meaning set forth in Section 1.8(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 7.1.

“Encumbrance” means any priority, lien, pledge, hypothecation, claim, charge, mortgage, security interest, encumbrance, prior assignment, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conduct business, currently in existence any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq. (collectively, “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq. (“EPCRA”); the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA”); and the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §§ 136-136y (“FIFRA”).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

62

“Estimated Calculation” has the meaning set forth in Section 1.8(a)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.8(a)(i).

“Estimated Closing Net Asset Value” has the meaning set forth in Section 1.8(a)(i).

“Estimated Net Asset Value” has the meaning set forth in Section 1.8(a)(i).

“Excess Net Asset Value Amount” has the meaning set forth in Section 1.8(a)(ii).

“Excluded Assets” has the meaning set forth in Section 2.13(e).

“FCPA” has the meaning set forth in Section 2.29.

“Fraud” means, with respect to a party, its actual and intentional fraud with respect to the making of any of the representations and warranties made in Article II, Article III and Article IV (as applicable); provided, however, that such actual and intentional fraud shall only be deemed to have been committed by a party if: any of the persons included in the definition of the Company’s Knowledge (in the case of the Company) had actual knowledge (as opposed to imputed or constructive knowledge, which shall not be considered) that the subject representation or warranty (as qualified by the Schedules hereto) was false when made.  The parties expressly agree that claims of fraud, gross negligence or misrepresentation with respect to any matter other than the representations and warranties set forth in this Agreement are excluded from the remedies available to either party with respect to this Agreement or the Transaction, to the fullest extent permitted by Law. For the avoidance of doubt, fraud does not include mere negligence or gross negligence.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

63

“Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state or other statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, code, rule order, or decree, including under Canada’s Workplace Hazardous Materials Information System (“WHMIS”).

“HIPAA” means the provisions of the Health Portability and Accountability Act of 1996 relating to privacy and security, as set forth in 45 C.F.R. part 160 and part 164, Subparts A, C and E.

“Holdback” has the meaning set forth in Section 1.3.

“Holdings” has the meaning set forth in the preamble.

“Holdings Expense Account” has the meaning set forth in Section 1.4(b).

“Holdings Expense Amount” has the meaning set forth in Section 1.4(b).

“Holdings Expenses” has the meaning set forth in Section 1.09(d).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, as of the Closing Time, (a) all obligations of the Company for borrowed money, (b) other indebtedness of the Company evidenced by notes, bonds, debentures or other debt instruments, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company through an agreement to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, other than Ordinary Course trade payables and deferred revenues (also referred to on the Company’s balance sheet as “cash on program”), (e) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is party, (f) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees which would be payable if such indebtedness were paid in full at Closing, (g) only to the extent drawn as of the Closing Time, any letters of credit, surety bonds, bids, performance bonds or similar obligations, (h) all accrued but unpaid severance obligations of the Company an, and (i) debt or obligations related to the purchase, redemption or retirement of stock of the Company.

“Indemnified Party” has the meaning set forth in Section 8.1(e).

64

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

“Indemnifying Party” has the meaning set forth in Section 8.1(e).

“Independent Accountant” has the meaning set forth in Section 1.8(c)(iii).

“Insurance Policies” has the meaning set forth in Section 2.26.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) industrial designs.

“Interests” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 2.8(a).

“IRS” has the meaning set forth in Section 2.15(f).

“Knowledge,” “Know” and “Known” and similar phrases with respect to any Person (other than the Company) shall mean actual knowledge of such Person of the particular fact, including after reasonable inquiry of (i) employees of such Person who are reasonably likely to have knowledge of the particular fact and (ii) such Person’s files and records that are reasonably likely to contain information relating to such particular fact. With regard to the Company, this shall mean the actual knowledge of any of [****], [****] and [****]. With regard to Buyer, this shall mean the actual knowledge of any of [****], [****], [****], or [****].

65

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.12(b).

“Leases” has the meaning set forth in Section 2.12(b).

“Letter of Transmittal” has the meaning set forth in Section 1.6(b).

“Liabilities” means the trial balance accounts related to liabilities listed on Schedule 3. The amounts in each account shall be determined in accordance with the Company Accounting Policies consistently applied by the Company and in accordance with the Estimated Closing Balance Sheet Calculation and related adjustments described on Schedule 3.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority, and applications therefor.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, taken as a whole, or (b) the ability of Stockholders to consummate the Transaction on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) changes in conditions in the U.S., Canadian or global economy, capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts the Business, (c) changes or proposed changes in United States generally accepted accounting principles, (d) the negotiation, execution, announcement or performance of this Agreement or the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) any action taken by the Company at the request or with the consent of Buyer, or (h) any matters expressly set forth in the Company Disclosure Schedule as of the date of this Agreement, basis; provided, however, that any effect, event, development or change referred to in clauses (a), (b), (c), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industry in which the Company conducts the Business.

“Material Contracts” has the meaning set forth in Section 2.18(a).

66

“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Asset Value” has the meaning set forth in Section 1.8(a)(iii).

“Net Asset Value Shortfall Amount” has the meaning set forth in Section 1.8(a)(ii).

“Non-Competition Agreement” has the meaning set forth in Section 7.2(e).

“Notices” has the meaning set forth in Section 2.20(b).

“Objection Certificate” has the meaning set forth on Section 8.4(b).

“Operating Guidelines” has the meaning set forth in Section 5.13.

“Payment Instructions” has the meaning set forth in Section 1.6(b).

“Permits” means all consents, permits, licenses, grant, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained from any federal, provincial, territorial, county or local governmental entity or any other Governmental Authority.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith, (ii) non-exclusive licenses granted by the Company in connection with the sales of products of the Business in the ordinary course of business, (iii) mechanics’, carriers’, workers’, repairers’, and other similar Encumbrances imposed by Law arising or incurred in the ordinary course of business for obligations that are not yet past due, (iv) Encumbrances on leases of real property or granted to a landlord pursuant to a Lease arising from the provisions of such leases, (v) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation, (vi) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of the Company’s leasehold estates and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby, (vii) utility easements, rights of way, restrictions, covenants, claims, subleases or similar items to serve or serving leased real property, (viii) liens securing rental payments under capital lease or operating lease arrangements, (ix) matters of public record; and (x) any encumbrances effecting the landlords or ground lessors underlying interests in any of the Leases and/or the Leased Real Property from time to time.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 1.8(b)(ii).

“Post-Closing Straddle Tax Period” has the meaning set forth in Section 5.5(b)(ii).

67

“Pre-Closing Straddle Tax Period” has the meaning set forth in Section 5.5(b)(ii).

“Pre-Closing Tax Period” means any Prior Period and any Pre-Closing Straddle Tax Period.

“Prior Period Tax Returns” has the meaning set forth in Section 5.5(a).

“Prior Period” has the meaning set forth in Section 5.5(a).

“Proceedings” has the meaning set forth in Section 2.20(b).

“Pro Rata Percentage” means, for each Stockholder, a percentage calculated by dividing (i) the total number of shares of Holdings held by such Stockholder immediately prior to the Closing Date, by (ii) the total number of Fully Diluted Shares.

“Purchase Price” has the meaning set forth in Section 1.2.

“QSub Election” has the meaning set forth in Section 2.15(b).

“Release” has the meaning set forth in Section 1.6(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.8(c)(ii).

“Restriction” has the meaning set forth in Section 2.25.

“Restructuring” has the meaning set forth in the Recitals.

“Review Period” has the meaning set forth in Section 1.8(c)(i).

“S Election” has the meaning set forth in Section 2.15(a).

“Statement of Objections” has the meaning set forth in Section 1.8(c)(ii).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Expenses” has the meaning set forth in Section 1.4(b).

“Stockholder Indemnified Parties” has the meaning set forth in Section 8.1(c).

“Stockholder Indemnifying Parties” has the meaning set forth in Section 8.1(a).

“Stockholders’ Disclosure Schedule” has the meaning set forth in Article III.

“Specified Indemnity Obligations” has the meaning set forth in Section 8.1(a).

68

“Statement of Objections” has the meaning set forth in Section 1.8(c)(ii).

“Statute of Limitations Claims” has the meaning set forth in Section 8.2(a).

“Stockholder Approval” has the meaning set forth in Section 2.3(b).

“Straddle Period” has the meaning set forth in Section 5.5(b)(i).

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Surviving Claims” has the meaning set forth in Section 8.2(b).

“Taxes” means all (a) taxes, charges, withholdings, fees, levies, premiums, imposts, duties, governmental contributions or other charges of any kind whatsoever, whether direct or indirect, imposed by any Governmental Authority including, without limitation, those levied on, measured by or referred to as income, net income, gross income, receipts, capital, windfall profit, severance, property (real or intangible or personal), production, sales, provincial sales, retail sales, harmonized sales, value-added, goods and services, use, business occupation, license, excise, registration, franchise, employment, payroll (including social security contributions, employment insurance, health taxes, and Canada, Quebec, Ontario and other government pension plan contributions), deductions at source, workers’ compensation, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract, assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means any report, return, declaration, designation, election, undertaking, wavier, notice, filing, information return, statement, form certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any such documents or materials, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes (including TD F90-22.1), including, without limitation, any schedule or attachment thereto or amendment thereof, and estimated returns and reports of every kind with respect to Taxes.

“Ten-Year Claims” has the meaning set forth in Section 8.2(b).

“Termination Date” has the meaning set forth in Section 9.1(b).

69

“Termite Claim Threshold” has the meaning set forth in Section 8.7(a).

“Termite Warranty Claim” means a claim by a customer of the Company under a written warranty or guarantee for termite treatment services, which warranty or guarantee was issued by the Company prior to the Closing Date.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Non-Competition Agreement(s), the employment agreements referenced in Section 6.2(f), the leases referenced in Section 6.2(h), the license agreement referenced in Section 6.2(j), and the Goodwill Purchase Agreement in Exhibit B.

“Transaction Expenses” means (a) any fees, costs, expenses of, or payments made by, the Company related to any transaction bonus, change of control payment or other compensatory payments made to any current or former employee or other service provider of the Company solely as a result of the execution of this Agreement or the consummation of the Transaction (but excluding, for the avoidance of doubt, any such arrangements that are implemented by Buyer), (b) all employment Taxes imposed on the Company resulting from any and all payments made pursuant to the foregoing subsection (a) and (c) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or the Stockholders in connection with the Transaction and other related matters to the extent incurred, whether or not paid as of the Closing and not otherwise included in Working Capital.

“Transmittal Package” has the meaning set forth in Section 1.6(b).

“Threshold” has the meaning set forth in Section 8.3(a).

“Vendors” means all production and equipment vendors and subcontractors of the Company as to which expenses in excess of One Hundred Thousand Dollars ($100,000) either were incurred to such vendors and subcontractors during the Company’s fiscal year ended December 31, 2016.

“Waste” shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge solid wastes, special wastes, used oils, white goods, and yard trash as those are defined under any other statute, law, regulation, order, code, rule or decree.

“Welfare Plan” means an “employee welfare benefit plan” as defined in Section 3(l) of ERISA.

“Year End Financial Statements” has the meaning set forth in Section 2.8(a).

[SIGNATURE PAGES FOLLOW]

70

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ROLLINS, INC.

By:	/s/ John Wilson
Name: John Wilson
Title: President

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NORTHWEST EXTERMINATING CO., INC.
By:
Name: [****]
Title:

HOLDINGS:

NW HOLDINGS, LLC

By:
Name: [****]
Title:

CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[****]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY STOCKHOLDERS:

[****]

[****]

[****]

[****]

[****]